Exhibit 10.47


                               CREDIT AGREEMENT




                     dated as of   ________________, 1995


                                    among


                            TRITON COLOMBIA, INC.,
                                 as Borrower,


                          TRITON ENERGY CORPORATION,
                                 as Guarantor


                        NATIONSBANK, N.A. (CAROLINAS),
                                  as Lender,


                                     and


                   EXPORT-IMPORT BANK OF THE UNITED STATES


                  Eximbank Guarantee No. AP065758XX- Colombia

                 Eximbank Guarantee No. AP065758XX- Colombia

                                 Term Sheet

1.     Lender:          NationsBank, N.A. (Carolinas)

2.     Borrower:        Triton Colombia, Inc.

3.     Guarantor(s):    Triton Energy Corporation

4.     Borrower's Country:     United States of America

5.     Financed Portion:        $43,660,000

6.     Exposure Fee (per $100 of Financed Portion):     $____________ (_____%)

          (X) financed     ( ) not financed

7.     Credit Amount:     $45,135,708

8.Guarantee Commitment Fee: one-eighth of one percent (1/8%) per annum on the uncancelled and undisbursed amount of the Credit, accruing from September 7, 1994 to the Final Disbursement Date, and payable on each January 15 and July 15 of each year, beginning on January 15, 1995.

9.Principal Repayment: Ten (10) semi-annual installments, due and payable on each January 15 and July 15, beginning on July 15, 1996, until the Credit is repaid in full.

10.Except as otherwise provided in the Agreement, all notices shall be directed to the respective parties in accordance with the following:

     To the Borrower or the Guarantor

     Address:          6688 North Central Expressway, Suite 1400
                       Dallas, Texas 75206
     Attention:        Patricia A. Jones, Treasury Analyst
     Fax:              (214) 691-0423
     Telephone:        (214) 696-7341

     To the Lender

     Address:       121 W. Trade Street
                    21st Floor, NC1-005-21-01
                    Charlotte, North Carolina   28255-0001
     Attention:     Mike Timoney
     Fax:           (704) 386-6432
     Telephone:     (704) 386-8226
     Telex:         669959 (Answerback:  NATIONSBKCHA)


     Address:       901 Main Street, 67th Floor (75202)
                    P.O. Box 830304
                    Dallas, Texas 75283-0304
     Attention:     Kathleen M. Gibson, Senior Vice President
     Fax:           (214) 508-2410
     Telephone:     (214) 508-3513
     Telex:         (TRT) 166674


     To Eximbank

     Address:       Export-Import Bank of the United States
                    811 Vermont Avenue, N.W.
                    Washington, DC  20571
       Attention:   Unless otherwise specified herein, Vice President -
                    Americas
     Fax:           (202) 565-3463  (Americas Division)
                    (202) 565-3380  (Bank-wide)
     Telephone:     (202) 565-3401
     Telex:         (TRT) 197681 EXIM UT

                             TABLE OF CONTENTS





BACKGROUND                                                   1

SECTION 1.  DEFINITIONS AND PRINCIPLES OF CONSTRUCTION       2
1.01        Defined Terms                                    2
1.02.       Principles of Construction                       7

SECTION 2.  THE CREDIT
2.01        Amount                                           8
2.02        Availability                                     8
2.03        Disbursements                                    8

SECTION 3.  GUARANTEE TO LENDER AND EXIMBANK BY GUARANTOR    8
3.01        Guarantor Guarantee                              8
3.02        Guarantee Continuing and Unconditional           8
3.03        Reinstatement                                    9
3.04        Endorsement of Note(s)                           9

SECTION 4.  EXIMBANK GUARANTEE REQUIREMENTS                 10
4.01        Eligibility for Eximbank Guarantee              10
4.02        Coverage of Eximbank Guarantee                  10

SECTION 5.  TERMS OF THE CREDIT                             11
5.01        Borrowing and Repayment                         11
5.02        Interest Payment                                11
5.03        Alternative Interest Rate                       12
5.04        Prepayment                                      13
5.05        Recapture                                       13
5.06        Evidence of Debt                                13
5.07        Fixed Interest Rate Switch Option               14





SECTION 6.   CONDITIONS PRECEDENT                              14
6.01         Conditions Precedent to First Utilization         14
6.02         Conditions Precedent to Each Utilization          16

SECTION 7.   FEES AND EXPENSES                                 17
7.01         Fees                                              17
7.02         Taxes                                             18
7.03         Expenses                                          19
7.04         Additional or Increased Costs                     19

SECTION 8.   PAYMENTS                                          20
8.01         Method of Payment                                 20
8.02         Application of Payments                           21

SECTION 9.   REPRESENTATIONS, WARRANTIES AND COVENANTS         21
9.01         Representations and Warranties of the Borrower    21
9.02         Affirmative Covenants of the Borrower             23
9.03         Negative Covenants of the Borrower                24
9.04         Representations and Warranties of the Guarantor   25
9.05         Affirmative Covenants of the Guarantor            26
9.06         Negative Covenants of the Guarantor               28

SECTION 10.  CANCELLATION, SUSPENSION AND EVENTS OF DEFAULT    28
10.01        Cancellation by the Borrower                      28
10.02        Suspension and Cancellation by Eximbank           28
10.03        Events of Default                                 29

SECTION 11.  GOVERNING LAW AND JURISDICTION                    31
11.01        Governing Law                                     31
11.02        Submission to Jurisdiction                        31
11.03        Service of Process                                32
11.04        Waiver of Immunity                                33
11.05        Waiver of Security Requirements                   33
11.06        No Limitation                                     33







SECTION 12.  MISCELLANEOUS                      33
12.01        Computations                       33
12.02        Notices                            33
12.03        Disposition of Indebtedness        34
12.04        Benefit of Agreement               34
12.05        Termination of Eximbank Guarantee  34
12.06        Disclaimer; Indemnification        34
12.07        No Waiver; Remedies Cumulative     34
12.08        Entire Agreement                   35
12.09        Amendment or Waiver                35
12.1         Counterparts                       35
12.11        Judgement Currency                 35
12.12        English Language                   35
12.13        Severability                       35

     12.14   Maximum Interest Rate              35




Annexes
A-1   -     Form of  Floating Rate Note
A-2   -     Form of Fixed Rate Note
B     -     Utilization Procedures
C     -     Form of Opinion of Borrower's Counsel
D     -     Form of Opinion of Guarantor's Counsel

     THIS AGREEMENT dated as of ____________, 1995, is made by and among TRITON COLOMBIA, INC., a Delaware corporation (the "Borrower"), TRITON ENERGY CORPORATION, a Delaware corporation (the "Guarantor"), NATIONSBANK, N.A. (CAROLINAS), a United States national banking association (the "Lender"), and the Export-Import Bank of the United States, an agency of the United States of America ("Eximbank"). Capitalized terms used herein shall be defined as provided in Section 1.


                                  BACKGROUND


     WHEREAS:

     (A) by this Agreement, the Lender has established an export financing credit (the "Credit") in the amount of $45,135,708, pursuant to which the Lender shall extend financing to the Borrower: (i) for the purchase of the Items in the United States for export to Colombia; and (ii) for the payment of the related Exposure Fee;

     (B) pursuant to the terms of this Agreement, the Guarantor has agreed to guarantee the payment in full when due (whether at stated maturity, by reason of acceleration or otherwise) of all amounts due by the Borrower to the Lender or Eximbank, respectively, under this Agreement or the Note(s);

      (C) the establishment of the Credit will facilitate exports from the United States to Colombia;

       (D) pursuant to the Joint Operating Agreement, the Borrower, BP and Total have entered into a financing allocation agreement (the "Financing Allocation Agreement") among themselves and with Ecopetrol, whereby the cost of the Items has been allocated to the Borrower (the "Triton Share") and Ecopetrol (the "Ecopetrol Share");

      (E) pursuant to the Financing Allocation Agreement, BP shall provide certificates to Eximbank (in the form of Exhibit 6 to Annex B) confirming the purchase and payment of the Items on behalf of Borrower, and the Triton Share applicable thereto, and Borrower shall provide certificates to Eximbank (in the form of Exhibit 7 to Annex B) with respect to the Borrowers obligation for such Items;

        (F) a condition to the Lender's extension of the Credit under this Agreement is the availability of the Eximbank Guarantee pursuant to the terms and conditions of a Master Guarantee Agreement dated September 9, 1993 between the Lender and Eximbank (the "Eximbank Guarantee Agreement"); and

     (G) the Credit may be utilized by the Borrower in accordance with the terms and conditions of this Agreement.
     NOW, THEREFORE, in consideration of the premises and the mutual covenants herein contained, the parties hereto agree as follows:


            SECTION 1. DEFINITIONS AND PRINCIPLES OF CONSTRUCTION

        1.01 Defined Terms. For the purposes of this Agreement, unless otherwise defined herein, the following terms shall have the meanings specified below.

     "Agreement" shall mean this Credit Agreement, including any Annex, Exhibit, Schedule, Term Sheet and other attachment thereto, as amended or otherwise modified from time to time.

       "Alternate Rate" shall mean that rate of interest established from time to time by the Lender as its general reference rate of interest, after taking into account such factors as the Lender may from time to time, in its sole discretion, deem appropriate, it being understood, however, that the Lender may from time to time make various loans at rates of interest having no relationship to such general reference rate of interest.

     "Associates" shall mean BP, Borrower, Total and Ecopetrol and their successors and assigns.

     "Borrower Documents" shall mean this Agreement, the Note(s) and all other documents and instruments to be executed and delivered by the Borrower under this Agreement.

        "Borrower Financial Statements" shall mean the financial statements of the Borrower at June 30, 1995 furnished to the Lender and Eximbank prior to the date of this Agreement.

      "BP" shall mean the BP Exploration Company (Colombia) Limited, a company existing under the laws of England and Wales, and the operator under the Joint Operating Agreement.

        "Business Day" shall mean any day on which dealings in Dollar deposits are carried on in the London interbank market and on which commercial banks in London and New York City are open for domestic and foreign exchange business.

     "Cash Payment" shall have the meaning set forth in Section 4.01(a).

     "Colombia" shall mean the Republic of Colombia.

     "Contract Price" shall mean, with respect to any Item, the invoice amount of such Item as appearing in the Supplier's invoice therefor.

     "Credit" shall have the meaning set forth in Whereas clause (A).

     "Disbursement" shall mean either a Reimbursement or an L/C Payment.

     "Disbursement Date" shall mean, in relation to any Disbursement, the Business Day on which the Lender shall make such Disbursement.

     "Disposition of Indebtedness" shall have the meaning set forth in Section 12.03.

     "Dollars," "U.S. Dollars," "U.S.D.," "U.S. $" or "$" shall mean the lawful currency of the United States of America.

     "Ecopetrol" shall mean Empresa Colombiana de Petroleos, an Empresa Industrial y Comercial del Estado existing under the laws of Colombia and wholly-owned by Colombia, which is responsible for the direction of the exploration and exploitation of state-owned hydrocarbons in Colombia.

     "Ecopetrol Share" shall have the meaning set forth in Whereas clause (D).

     "Event of Default" shall have the meaning set forth in Section 10.03.

      "Eximbank Guarantee" shall mean the guarantee provided by Eximbank under the Eximbank Guarantee Agreement.

     "Eximbank Guarantee Agreement" shall have the meaning set forth in Whereas clause (F).

     "Exposure Fee" shall have the meaning set forth in Section 7.01(a)(ii).

         "Final Disbursement Date" shall have the meaning set forth in Section 2.02.

     "Financed Amount" shall mean the amount equal to the sum of: (i) the Financed Portion; and (ii) the Exposure Fee payable thereon.

     "Financed Portion" shall mean the Triton Share of the portion of the respective Contract Prices of the Items that may be covered under the Eximbank Guarantee in accordance with Section 4.02(a).

     "Financing Allocation Agreement" shall have the meaning set forth in Whereas clause (D).

     "Fixed Rate Note" shall mean a Note in the form of Annex A-2.

     "Floating Rate Note" shall mean a Note in the form of Annex A-1.

     "Foreign Cost" shall mean, with respect to any Item, the cost to the Supplier of any component of such Item if such component was produced or manufactured outside the United States. Eximbank shall determine what does and does not constitute Foreign Cost, and such determination, in the absence of manifest error, shall be conclusive and binding for all purposes.

     "Governmental Authority" shall mean the Government of Colombia, the Government of the United States, any agency, department or any other administrative authority or instrumentality of the Government of Colombia or the Government of the United States, and any local or other governmental authority within Colombia and the United States.

     "Guarantee Certificate" shall mean, with respect to a Utilization, Eximbank's Certificate Authorizing Reimbursement in the form of Exhibit 3 to Annex B or Eximbank's Certificate Approving Letter of Credit in the form of
Exhibit 5 to Annex B, whichever is appropriate.

        "Guarantee Commitment Fee" shall have the meaning set forth in Section 7.01(a)(i).

       "Guarantor Financial Statements" shall mean the financial statements of the Guarantor at December 31, 1994 furnished to the Lender and Eximbank prior to the date of this Agreement.

     "Guarantor Guarantee" shall mean the guarantee set forth in Section 3.

     "Highest Lawful Rate" shall mean the maximum rate of interest which, under any statute, law, treaty, ordinance, rule, regulation, order, writ, injunction, decree, judgment, or judicial opinion of any court or tribunal, the Lender is permitted to contract for, charge, take, reserve or receive on the Credit.

     Indenture shall mean that certain Indenture Agreement dated as of December 15, 1993 between the Guarantor, as Issuer, and United States Trust Company, as Trustee, authorizing the issuance of $170,000,000 of the Guarantors 9 3/4% senior subordinated discount notes due 2000, as amended from time to time.

       "Interest Payment Date" shall mean January 15 and July 15 of each year, beginning January 15, 1996.

       "Interest Period" shall mean, with respect to any Disbursement, (i) the period commencing on the Disbursement Date and extending up to, but not including, the next Interest Payment Date; provided, however, that if the Disbursement Date is within sixty (60) days of such Interest Payment Date, the Interest Period shall end on the next succeeding Interest Payment Date; and
(ii) thereafter the period commencing on each Interest Payment Date and extending up to, but not including, the next Interest Payment Date.

     "Items" shall have the meaning set forth in Section 4.01(a).

      "Joint Operating Agreement" shall mean the Joint Operating Agreement for the Santiago de las Atalayas-1, Tauramena and Rio Chitamena Contract Areas dated as of March 29, 1994, among Borrower, BP (as operator) and Total covering those parts of the Cusiana and Cupiagua Fields underlying such contract areas (as heretofore or hereafter amended).

      "Joint Venture" shall mean that certain association among the Associates formed for the purpose of achieving full-field commercial production of the Project.

          "L/C Payment" shall have the meaning set forth in Section 2.03.

  "Lender Fixed Rate" shall mean the per annum rate of interest quoted at the time by the Lender to the Borrower for the applicable Disbursement, which rate shall be similar to those generally available to similarly rated borrowers and credit facilities in the U.S. market at such time.

     "Letter of Credit" shall mean any irrevocable documentary sight letter of credit for which Eximbank has issued a Guarantee Certificate under this Agreement.

     "LIBOR" shall mean, in relation to any Interest Period, the rate of interest per annum (rounded upward, if necessary, to the nearest 1/16 of 1%) quoted by the principal London office of the Lender or an affiliate of the Lender designated by the Lender at approximately 11:00 a.m. (London time) two Business Days prior to the first day of such Interest Period for the offering to leading banks in the London interbank market of U.S. Dollar deposits for a period and in an amount comparable to such Interest Period and the principal amount upon which interest is to be paid during such Interest Period.
Promptly after determining the applicable interest rate for an Interest Period, the Lender shall give notice by telex or telecopy to the Borrower of such rate, which rate, absent manifest error, shall be final, conclusive and binding on the Borrower.

     "Lien" shall mean any lien, lease, mortgage, pledge, hypothecation, preferential arrangement relating to payments or other encumbrance or security interest.

     "Make Whole Amount" shall mean an amount, determined as of five (5) Business Days prior to any prepayment, equal to (but in no event less than zero):

(a) the sum of the present values of the remaining scheduled principal payments in respect of the principal amount of any Fixed Rate Note being prepaid and the remaining scheduled interest payments that would have been payable on and in respect of the principal amount of such Note from the respective dates on which such principal and interest payments are payable to and including the prepayment date (for purposes of this definition, "present value" shall be computed in accordance with generally accepted financial practice on a semi-annual basis at a rate mutually agreeable to the Lender and the Borrower; such mutually agreeable rate shall be determined through negotiations between the Lender and the Borrower for a period not to exceed thirty (30) days; if no rate is decided upon by the Lender and the Borrower within thirty (30) days, then the Alternate Rate shall be used), minus

(b)  the principal amount of the Note being prepaid.

     "MARAD" shall have the meaning set forth in Section 4.01(b).

     "Note" shall mean either a Floating Rate Note or a Fixed Rate Note.

      "Payment Date" shall mean January 15 and July 15 of each year, beginning on July 15, 1996.

     "Payment Default Date" shall have the meaning set forth in Section 5.02(b)(iii).

     "Permitted Lien" shall have the meaning set forth in Section 9.03(a).

     "Person" shall mean an individual, corporation, partnership, trust, unincorporated organization or any other enterprise, or a government or any agency or political subdivision of a government.

        "Production Cost" shall mean, with respect to any Item, the sum of (i) direct material and component costs, (ii) direct labor costs and (iii) indirect costs that can reasonably be attributed to the production of such Item. Eximbank shall determine what does and does not constitute Production Cost, and such determination, in the absence of manifest error, shall be conclusive and binding for all purposes.

     "Progress Payment" shall have the meaning set forth in Section 6.01(h).

     "Project" shall mean the oilfield development project in the Cusiana and Cupiagua fields in Colombia described in the Joint Operating Agreement.

     "Purchase Contract" shall mean a contract for the purchase of Items between BP, as Project operator, and a Supplier.

     "Regulatory Change" shall have the meaning set forth in Section 7.04(c).

     "Reimbursement" shall have the meaning set forth in Section 2.03.

       "Regulation D" shall mean Regulation D of the Board of Governors of the Federal Reserve System comprising Part 204 of Title 12, Code of Federal Regulations, as amended, and any successor thereto, and any other reserve, special deposit or similar requirements imposed against assets of, deposits with or for the account of or credit extended by depository institutions (including, without limitation, Federal Deposit Insurance Corporation premiums or assessments).

     "Reserve/Premium Requirements" shall mean reserve requirements (including, without limitation, basic, supplemental, transitional, emergency or marginal reserves) imposed under Regulation D, and any other reserve, special deposit or similar requirements imposed against assets of, deposits with or for the account of, or credit extended by depository institutions (including, without limitation, Federal Deposit Insurance Corporation premiums or assessments).

     "Special LIBOR" shall mean, with respect to any Interest Period, the rate of interest per annum specified as the London Interbank Offered Rate (LIBOR) on the Reuters Decision 2000 application under the Price History Display in effect on the day two Business Days prior to the first day of the relevant Interest Period for a term similar to the term of such Interest Period. If no rate is specified for such day, the applicable rate shall be the rate specified for the immediately preceding day for which a rate is specified, and if more than one rate is specified, the applicable rate shall be the highest of all such rates.

     "Supplier" shall mean the Person who issues a Supplier's Certificate.

        "Supplier's Certificate" shall mean a certificate of a Supplier in the form of Exhibit 2 or Exhibit 2(a) to Annex B, whichever is appropriate.

     "Taxes" shall mean any taxes, fees, levies, imposts, duties or charges of whatsoever nature (whether imposed by withholding or deduction or otherwise) imposed by any Governmental Authority (including, without limitation, any taxing authority), or by any other jurisdiction from which payments required hereunder or under the Note(s) are made.

      "Total" shall mean Total Exploratie en Produktie Mij B.V., a corporation existing under the laws of the Netherlands.

     "Triton Share" shall have the meaning set forth in Whereas clause (D).

     "U.S." or "United States" shall mean the United States of America.

       "U.S. Content" shall mean, with respect to any Item, the Contract Price of such Item less the Foreign Cost associated with such Item, if any.
Eximbank shall determine what does and does not constitute U.S. Content, and such determination, in the absence of manifest error, shall be conclusive and binding for all purposes.

     "U.S. Treasury Rate" shall have the meaning set forth in Section 5.02(b)(iii).

         "Utilization" shall mean either: (i) the making of a Reimbursement in accordance with the Reimbursement Procedure set forth in Section II of Annex B; or (ii) the issuance of a Letter of Credit in accordance with the Letter of Credit Procedure set forth in Section III of Annex B.

     1.02     Principles of Construction
 .
     (a) The meanings set forth for defined terms in Section 1.01 or elsewhere in this Agreement shall be equally applicable to both the singular and plural forms of the terms defined.
       (b) Unless otherwise specified, all references in this Agreement to Sections, Term Sheets, Annexes, Exhibits and Schedules are to Sections, Term Sheets, Annexes, Exhibits and Schedules in or to this Agreement.

       (c) The headings of the Sections in this Agreement are included for convenience only and shall not in any way affect the meaning or construction of any provision of this Agreement.

                            SECTION 2. THE CREDIT

       2.01 Amount. The Lender hereby establishes the Credit, upon the terms and conditions set forth in this Agreement, in favor of the Borrower in the amount of $45,135,708 to enable the Borrower to finance: (i) the Financed Portion of the costs incurred on or after March 3, 1993 by the Borrower for purchase of the Items in the United States and their export to Colombia; and
(ii) the Exposure Fee payable on the Financed Portion.

       2.02 Availability. Subject to the terms and conditions provided herein, including, without limitation, the conditions set forth in Section 6, Disbursements under the Credit may be made up to and including the Final Disbursement Date. "Final Disbursement Date" shall mean either January 31, 1996 or, if earlier, the date on which the Credit is canceled by either (i) the Borrower in accordance with Section 10.01, or (ii) Eximbank in accordance with Section 10.02.

     2.03 Disbursements. Upon satisfaction of the conditions set forth in Section 6, the Credit may be disbursed in the manner described in, and subject to the conditions of, Section 5 and Annex B. Disbursements may be made: (i) through drawings by a Supplier under a Letter of Credit ("L/C Payments"); and/or (ii) by advances from the Lender to the Borrower reimbursing the Borrower for payments to a Supplier and/or Eximbank ("Reimbursements").


           SECTION 3. GUARANTEE TO LENDER AND EXIMBANK BY GUARANTOR

     3.01     Guarantor Guarantee.     The Guarantor hereby unconditionally
and irrevocably guarantees to the Lender and Eximbank the full, prompt and complete payment when due (whether at stated maturity, by acceleration or otherwise) of the principal of and interest on the Credit, together with any and all other amounts payable by the Borrower to the Lender or Eximbank under this Agreement or the Note(s). If the Borrower shall fail to pay when due any or all sums hereby guaranteed (whether at stated maturity, by acceleration or otherwise), the Guarantor shall forthwith pay, without any demand or notice, the full amount due and payable by the Borrower in U.S. Dollars at the place and in the manner required by this Agreement or the Note(s). This is a guarantee of payment and not merely of collection, and shall remain in full force and effect until all the obligations of the Borrower hereby guaranteed are paid in full. To the extent permitted by applicable law, the Guarantor waives all defenses of a surety or guarantor to which it may be entitled by statute or otherwise.

          3.02     Guarantee Continuing and Unconditional.

      (a) The Guarantor Guarantee is a continuing, absolute and unconditional guarantee of payment as primary obligor and not merely as surety, and shall apply to all obligations of the Borrower under this Agreement and the Note(s) whenever arising. Without limiting the generality of the foregoing, the Guarantor Guarantee shall not be released, discharged or otherwise affected
by:  (i)   the lack of genuineness, legality, validity, regularity or enforceability of this Agreement or the Note(s) or any other agreement or document contemplated hereby; (ii) the surrender, release, exchange, substitution, taking of any additional collateral, or impairment of any collateral; (iii) failure by the Borrower to comply with any of the terms of this Agreement or the Note(s); (iv) any change in the name, authorized activities, capital stock, corporate existence, structure, personnel or ownership of the Borrower; (v) any insolvency, bankruptcy, reorganization or other similar proceeding affecting the Borrower or its assets; or (vi) any other act or omission to act or delay of any kind by the Borrower, the Guarantor, the Lender or Eximbank or any other Person, or any other circumstance whatsoever that might, but for the provisions of this Section 3.02, constitute a legal or equitable discharge or defense to the Guarantor's obligations hereunder.

     (b) The Guarantor hereby irrevocably and expressly waives all diligence, presentments, demands, protests and notices of any kind whatsoever, including, without limitation, notices of nonperformance or nonpayment, notices of default, notices of protest, notices of dishonor, notices of acceptance of this Guarantor Guarantee, and notices of the existence, creation or incurring of new or additional obligations by the Borrower under this Agreement or the Note(s).

         (c) The Guarantor consents that, without notice to the Guarantor and without the necessity for any additional endorsement, consent or guarantee by the Guarantor, the liabilities of the Borrower hereby guaranteed may, from time to time, be renewed, extended, increased, accelerated, modified (including without limitation any change in interest rate or a switch from a floating to fixed rate of interest) , amended, compromised, waived, released or discharged by the Lender or Eximbank, and any security which is or in the future may be held, or any other guarantee issued for, the payment of the indebtedness of the Borrower under this Agreement or the Note(s) may be exchanged, sold or surrendered by the Lender or Eximbank, all without impairing or affecting in any way the obligation of the Guarantor hereunder. Neither the Lender or Eximbank shall be obliged to enforce any remedies against the Borrower or any guarantee or security which it may hold before being entitled to payment from the Guarantor of the obligations hereby guaranteed.

     3.03 Reinstatement. The Guarantor Guarantee shall be automatically reinstated if and to the extent that for any reason any payment by or on behalf of the Borrower in respect of obligations hereby guaranteed is recovered from or repaid by the Lender, Eximbank or any other party as a result of any proceeding in bankruptcy, insolvency, reorganization or otherwise.

        3.04 Endorsement of Note(s). To evidence further the Guarantor Guarantee contained in this Section 3, the Guarantor agrees to endorse, in the form specified in Annex A-1 and A-2, each Note issued by the Borrower hereunder, including any replacement Note issued pursuant to Section 5.06.

                  SECTION 4. EXIMBANK GUARANTEE REQUIREMENTS

     4.01     Eligibility for Eximbank Guarantee

     (a) Subject to the Utilization Procedures described in Annex B attached hereto, "Items" shall mean (i) goods exported from the United States under a Purchase Contract, (ii) services performed under a Purchase Contract, and (iii) certain bank, financial intermediary and legal fees directly related to the Eximbank financing, all of which goods, services and fees shall have been approved by Eximbank as eligible under the Eximbank Guarantee and thus eligible for financing under the Credit. Except with respect the Items described in subclause (iii) of the foregoing sentence, the Foreign Cost associated with each Item shall be less than 50% of the Production Cost of such Item; and the Borrower shall have made or caused to be made a cash payment ("Cash Payment") for the purchase of such Item in an amount equal to not less than 15% of the Contract Price of such Item. Eximbank shall determine what does and does not constitute an Item, and such determination, in the absence of manifest error, shall be conclusive and binding for all purposes.

      (b) To be eligible for the Eximbank Guarantee, all Items that are to be financed under the Credit and that are to be exported by ocean vessel must be transported from the United States in vessels of U.S. registry, as required by 46 U.S.C. 1241-1 (Public Resolution No. 17 of the 73rd Congress of the United States, as amended), except to the extent that a waiver of this requirement is obtained from the U.S. Maritime Administration ("MARAD"), as described in Annex B. Notwithstanding Section 4.01(a), if any Items are shipped on vessels of non-U.S. registry without a MARAD waiver, or contrary to the provisions of a MARAD waiver, such Items will not be eligible under the Eximbank Guarantee and thus will not be eligible for financing under the Credit.

     (c) If an Item is shipped on ocean vessels or aircraft of U.S. registry, the cost of shipment may be included in the U.S. Content of the Item. If an Item is shipped on ocean vessels or aircraft of non-U.S. registry, the cost of shipment may be part of the Foreign Cost associated with such Item if such cost has been included in the Contract Price of the Item and, in the case of ocean vessels, a MARAD waiver has been obtained..

     (d) The Borrower shall obtain or cause to be obtained insurance against marine and transit hazards on all shipments of the Items in an amount not less than the amount of the Disbursements that have been or are to be made with respect to those shipments. United States insurers shall be given a non-discriminatory opportunity to bid for such insurance business related to the Items. The cost of the premiums for such insurance may be included in the U.S. Content of the insured Item if: (i) the insurance is placed in the United States with U.S. companies; and (ii) the premiums are paid in the United States in Dollars. In all other cases, the cost of the premiums may be included in the Foreign Cost associated with the Item if such cost has been included in the Contract Price of the Item.

         4.02 Coverage of Eximbank Guarantee. Subject to the terms and conditions of the Eximbank Guarantee Agreement, a Disbursement made with respect to an Item shall be covered by the Eximbank Guarantee up to the following maximum amount:

      (a) an amount equal to the lesser of (i) 85% of the Contract Price of such Item, or (ii) 100% of the U.S. Content of such Item; plus

     (b)     an amount equal to 100% of the applicable Exposure Fee.


                        SECTION 5. TERMS OF THE CREDIT

     5.01     Borrowing and Repayment.

         (a) Subject to the terms and conditions of this Agreement, and as long as no Event of Default exists, the Lender agrees to loan to the Borrower an aggregate principal amount not to exceed the Financed Amount in one or more Disbursements. For each Disbursement under the Credit, Eximbank shall have issued to the Lender either (x) a Certificate Authorizing Reimbursement in the form of Exhibit 3 of Annex B hereof, or (y) a Certificate Approving Letter of Credit in the form of Exhibit 5 of Annex B hereof.

       (b) The Borrower shall repay all amounts disbursed under the Credit in ten (10) approximately equal, successive semi-annual installments, with each such installment to be payable on a Payment Date, provided that, on the last Payment Date, the Borrower shall repay in full the principal amount of the Credit then outstanding.

     5.02     Interest Payment.

          (a)     To Lender

     (i) Subject to the provisions of Section 12.14 concerning the Highest Lawful Rate, on each Interest Payment Date, the Borrower shall pay interest on all amounts disbursed and outstanding from time to time under the Credit, calculated at an interest rate per annum equal to the sum of (x) 0.25% per annum, and (y) LIBOR for the applicable Interest Period(s), or any other interest rate in effect for such amounts.

     (ii) If all or any part of principal, accrued interest, fees or other amounts owing to the Lender under this Agreement or any Note is not paid in full when due, whether at stated maturity, by acceleration or otherwise, the Borrower shall pay to the Lender on demand interest on the unpaid amount (to the extent permitted by applicable law) for the period from the date such amount was due until such amount shall have been paid in full at an interest rate per annum equal to (x) 1% per annum above the interest rate then applicable under Section 5.02(a)(i) until the end of the then current Interest Period, and (y) thereafter 1% per annum above the Alternate Rate.

     (b)     To Eximbank

     (i) Notwithstanding Section 5.02(a)(i), if Eximbank shall have made a claim payment to the Lender with respect to any Floating Rate Note subject to the Accelerated Payment Method (as defined in the Guarantee Agreement), then, beginning on the date of such claim payment, the definition of Special LIBOR shall apply to each such Floating Rate Note (in place of the definition of LIBOR contained in each such Floating Rate Note) for all purposes, including, without limitation, Section 5.02(b)(ii).

     (ii) Notwithstanding Section 5.02(a)(ii), if Eximbank shall have made a claim payment to the Lender with respect to any Note subject to either the Accelerated Payment Method or the Installment Payment Method (as defined in the Guarantee Agreement), then, beginning on the date of such claim payment, if any amount of principal of or accrued interest on any Note then owing to Eximbank is not paid in full when due, whether at stated maturity, by acceleration or otherwise, the Borrower shall pay to Eximbank on demand interest on such unpaid amount (to the extent permitted by applicable law) for the period from the date such amount was due to Eximbank until such amount shall have been paid in full at an interest rate per annum equal to one percent (1%) per annum above the interest rate then applicable under Section 5.02(a)(i) (as modified, if required, by 5.02(b)(i)).

         (iii) Except as otherwise provided in 5.02(b)(ii) with respect to amounts of principal and accrued interest, if, at any time, any amount owing to Eximbank under this Agreement or any Note is not paid in full when due, the Borrower shall pay to Eximbank on demand interest on such unpaid amount for the period from the date such amount was due ("Payment Default Date") until such amount shall have been paid in full at an interest rate per annum equal to one percent (1%) per annum above the U.S. Treasury Rate. The "U.S. Treasury Rate" shall mean the interest rate specified in the Federal Reserve Statistical Release H.15 (519) Selected Interest Rates for six-month (180 days) Treasury Bills under the category entitled "Treasury Bills, Auction Average (Investment)" (or, if not included under such category, the category entitled "Treasury Constant Maturities"), which is in effect on the Payment Default Date.

     5.03     Alternative Interest Rate
 .
     (a) If the Lender shall have determined (which determination shall be conclusive and binding for all purposes, absent manifest error), prior to the commencement of any Interest Period that: (i) Dollar deposits of sufficient amount and maturity for funding a Disbursement are not generally available to the Lender in the London interbank market in the ordinary course of business; or (ii) by reason of circumstances generally affecting the relevant market, adequate and fair means do not exist for ascertaining the rate of interest to be applicable to a Disbursement; or (iii) the relevant rate of interest referred to in the definition of LIBOR which is to be used to determine the rate of interest for a Disbursement does not cover the funding cost to the Lender of making or maintaining the Disbursement, then the Lender, so long as such condition shall exist, shall give notice to the Borrower of the rate of interest which the Lender determines is equal to the Alternate Rate (expressed as an annual rate), and interest shall accrue during each applicable Interest Period at the rate set forth in the notice.

       (b) If, in the Lender's reasonable judgment, it becomes unlawful at any time for the Lender to make or maintain Disbursements based upon LIBOR, the Lender, so long as such condition shall exist, shall give notice to the Borrower of the rate of interest which the Lender determines is equal to the Alternate Rate (expressed as an annual rate), and interest shall accrue during each applicable Interest Period at the rate set forth in such notice.

       5.04 Prepayment. Subject to Section 5.05, the Borrower may from time to time prepay on any Interest Payment Date all or part of the principal amount of the Credit, provided that: (i) any partial prepayment shall be in a minimum principal amount of $5,000,000; (ii) the Borrower shall have given the Lender and Eximbank at least ten (10) days prior written notice of the prepayment (which notice shall be irrevocable); and (iii) the Borrower shall have paid in full all amounts due under the Credit as of the date of such prepayment, including interest which has accrued to the date of prepayment on the amount prepaid. Prepayments shall be applied to the installments of principal of the Credit in the inverse order of their maturity, and, in cases where more than one Note is outstanding, pro rata to each Note.

         5.05 Recapture. The Borrower shall pay to the Lender, upon the written request of the Lender, the applicable Make Whole Amount and such other amounts as shall be sufficient (in the reasonable judgment of the Lender) to compensate the Lender for any loss, expense or liability (including, without limitation, any loss, expense or liability incurred by reason of the liquidation or redeployment of deposits from third parties or in connection with obtaining funds to make or maintain any Disbursement, but excluding any loss of profit) which the Lender reasonably determines is attributable to:

        (i) any payment or prepayment of the Credit on a date prior to the originally scheduled maturity thereof, or on a date other than an Interest Payment Date as permitted in Section 5.04 (including, without limitation, by reason of acceleration), or

      (ii) any failure by the Borrower to borrow any advance that has been requested in a Request for Reimbursement (as provided in Annex B).

     5.06     Evidence of Debt

        (a) The Borrower agrees that to evidence further its obligation to repay all amounts disbursed under the Credit, with interest accrued thereon, it shall issue and deliver to the Lender, in accordance with the written instructions of the Lender, one or more promissory notes (the Note(s)"). Each Note shall be in the form of either Annex A-1 or Annex A-2, or as otherwise agreed upon by the parties hereto, shall bear the Guarantor's guarantee endorsement, and shall be valid and enforceable as to its principal amount at any time only to the extent of the aggregate amounts then disbursed and outstanding under the Credit, and, as to interest, only to the extent of the interest accrued thereon. Any notations by the Lender on any Note regarding payments made on account of the principal thereof, in absence of manifest error, shall be conclusive and binding.

      (b) If requested by the Lender, within ten (10) days after the Final Disbursement Date, the Borrower shall issue and deliver to the Lender a new Note(s) in exchange for the Note(s) previously issued and delivered in accordance with Section 6.01(i), whereupon the Lender shall surrender such previously issued Note(s) for cancellation to the Borrower through Eximbank. The principal amount of such new Note(s) shall equal in the aggregate the principal amount of the Credit then disbursed and outstanding.

     (c) If requested by the Lender or Eximbank pursuant to Section 7.02(b)(ii), the Borrower shall issue and deliver to the Lender a new Note(s) in exchange for the Note(s) previously issued and delivered in accordance with this Agreement, whereupon the Lender shall surrender such previously issued Note(s) for cancellation to the Borrower through Eximbank.

     (d) If any Note is mutilated, lost, stolen or destroyed, the Borrower shall issue and deliver a new Note of the same date, maturity and denomination as the Note so mutilated, lost, stolen or destroyed; provided that, in the case of any mutilated Note, such mutilated Note shall be returned to the Borrower after examination by Eximbank, and, in the case of any lost, stolen or destroyed Note, the Borrower and Eximbank shall have first received evidence of such loss, theft or destruction reasonably satisfactory to each of them.

            5.07 Fixed Interest Rate Switch Option. Any time after the Final Disbursement Date, the Borrower shall have the one-time option with respect to each loan bearing interest at a floating rate of converting such loan to a Lender Fixed Rate, provided that on the date of conversion the aggregate principal amount of such loans bearing interest at a floating rate made to the Borrower which are to be converted must equal or exceed U.S. $10,000,000, unless otherwise agreed to by the Lender. Any such conversion may only occur (i) after the Borrower has given the Lender and Eximbank not less than thirty (30) Business Days notice (unless the Borrower, the Lender and Eximbank agree to a shorter notice period), (ii) after the Borrower has issued and delivered to the Lender a Fixed Rate Note and Eximbank has endorsed such Fixed Rate Note, and (iii) on one of the Payment Dates. In the event that the Borrower elects to convert less than all of the loans, the remaining loans shall no longer be eligible for conversion pursuant to this paragraph.

                       SECTION 6. CONDITIONS PRECEDENT

     6.01 Conditions Precedent to First Utilization. The obligation of the Lender to permit the first Utilization of the Credit shall be subject to the delivery to the Lender and Eximbank of the appropriate documents indicated below and to the fulfillment, in a manner satisfactory to the Lender and Eximbank, of the conditions set forth below:

      (a) This Agreement. This Agreement fully executed by the parties hereto, which shall be in full force and effect.

      (b) Existence. (i) Evidence that the Borrower is duly organized and validly existing under the laws of Delaware, with full power, authority and legal right to own its property and carry on its business as now conducted. (ii) Evidence that the Guarantor is duly organized and validly existing under the laws of the Delaware, with full power, authority and legal right to own its property and carry on its business as now conducted.

      (c) Authority. (i) Evidence of the authority of the Borrower to execute, deliver, perform and observe the terms and conditions of the Borrower Documents, and evidence of authority (including specimen signatures) for each Person who, on behalf of the Borrower, signed this Agreement, will sign the Note(s) and/or other Borrower Documents, or will otherwise act as the Borrower's representative in the operation of the Credit. (ii) Evidence of the authority of the Guarantor to execute, deliver, perform and observe the terms and conditions of this Agreement and the Note(s) and evidence of the authority (including specimen signatures) for each person who, on behalf of the Guarantor, signed this Agreement, will endorse the Note(s), or will otherwise act as the Guarantor's representative in the operation of the Credit.

         (d)     Legal Opinion.   Opinions of legal counsel to Borrower and
Guarantor in the United States in substantially the forms of Annexes C and D, respectively, and, if requested by Eximbank or the Lender, an opinion from independent legal counsel selected by Eximbank or the Lender as to such matters relating to this Agreement or the transaction contemplated hereby as specified by Eximbank or the Lender.

      (e) Appointment of Agent. Evidence that each of the Borrower and the Guarantor has irrevocably appointed as its agent for service of process the Person or Persons so specified in Section 11.03(a), and that each such agent has accepted the appointment and has agreed to forward forthwith to the Borrower or the Guarantor, as the case may be, all legal process addressed to the Borrower or the Guarantor, as the case may be, received by such agent.

     (f) Acquisition List. A list of the Items, containing with respect to each Item: a brief description, the quantity, estimated invoice cost, estimated date of shipment, Supplier's DUNS Numbers and product SIC Codes.

       (g) Purchase Contracts. A copy of the Purchase Contracts. If a Purchase Contract provides for payments to the Supplier prior to completion and delivery of any Item ("Progress Payments"), the schedule for such Progress Payments, in Eximbank's reasonable judgment, must be reasonable and consistent with industry and financial standards.

         (h) Eximbank Guarantee Agreement. The fully executed Eximbank Guarantee Agreement, which shall be in full force and effect.

     (i) Note. A Note in the principal amount of the Credit shall have been fully executed by the Borrower, endorsed by the Guarantor, and delivered to the Lender, with a copy to Eximbank.

     (j) Outside Counsel. Evidence that the reasonable fees and out-of-pocket expenses due and payable to Porter & Hedges, L.L.P., counsel to Lender, have been fully paid.

       (k) No Event of Default. No Event of Default and no event which but for the giving of notice or the lapse of time or both would constitute an Event of Default exists at the time all the foregoing conditions have been satisfied or waived.

     (l) BP Certifications. Certifications from BP, as Project operator, that the Joint Venture will continue to comply with international environmental standards in the development of the Project.

      (m) Indenture. A copy of the Indenture, including all amendments and modifications thereto.

      6.02 Conditions Precedent to Each Utilization. The obligation of the Lender to permit any Utilization, including the first Utilization, shall be subject to the delivery to the Lender and Eximbank of the documents indicated below and to the fulfillment, as of the date of such Utilization, in a manner satisfactory to the Lender and Eximbank, of the conditions set forth below:

     (a) This Agreement & Eximbank Guarantee Agreement. This Agreement and the Eximbank Guarantee Agreement shall each continue to be in full force and effect.

        (b)     Guarantor Guarantee.  The Guarantor Guarantee, described in
Section 3, shall continue to be in  full force and effect.

       (c) No Restrictions. No law, regulation, ruling or other action of any government, or political subdivision thereof, shall be in effect or shall have occurred, the effect of which would be to prevent any party to this Agreement from fulfilling its obligations.

         (d) Utilization Documents. The Lender and Eximbank shall have received the documents required under Annex B with respect to the requested Utilization, including, without limitation, invoices, Suppliers' Certificates and bills of lading, if applicable.

     (e) Legal Opinions. If, since the date of the legal opinion furnished pursuant to Section 6.01(d), there has been a change in circumstances that could have a material adverse effect on the ability of the Borrower or the Guarantor, as the case may be, to perform its obligations hereunder or under the Note(s), Eximbank or the Lender may request supplemental legal opinions with respect to the possible consequences of such changed circumstances. Such supplemental opinions shall be dated as of the date on which the Utilization was requested, be addressed and delivered to Eximbank and the Lender and be in form and substance satisfactory to Eximbank and the Lender.

     (f) Fees and Expenses. Eximbank shall have been paid the Exposure Fee, or arrangements satisfactory to Eximbank for the payment thereof shall have been made. All other fees and expenses then due and payable under
Section 7 have been paid.

     (g) Other Documents. Such other documents, certificates, instruments or information relating to this Agreement or the Note(s) or the transactions contemplated hereby as either the Lender or Eximbank may have reasonably requested shall have been delivered in form and substance satisfactory to Eximbank and the Lender.

       (h) No Event of Default. No Event of Default and no event which but for the giving of notice or the lapse of time or both would constitute an Event of Default exists or will exist after giving effect to the requested Utilization.

     (i) Guarantee Certificate. Eximbank shall have issued a Guarantee Certificate with respect to the requested Utilization.

       (j) Certificate from BP. Except with respect to Items described in Section 4.01 (a)(iii), BP shall have issued a certificate substantially in the form of Exhibit 6 to Annex B.

     (k) Certificate from Borrower. Except with respect to Items described in Section 4.01 (a)(iii), the Borrower shall have issued a certificate substantially in the form of Exhibit 7 to Annex B.

      (l) Shared Disbursement Certificate. If applicable, the Borrower and Ecopetrol shall have issued a certificate substantially in the form of
Exhibit 8 to Annex B.


                         SECTION 7. FEES AND EXPENSES

     7.01     Fees
 .
     (a) The Borrower shall pay or cause to be paid to Eximbank the following fees:

      (i) a guarantee commitment fee ("Guarantee Commitment Fee") of one-eighth of one percent (1/8%) per annum on the uncancelled and undisbursed balance from time to time of the Credit, computed on the basis of the actual number of days elapsed (including the first day but excluding the last), using a 360-day year, accruing from September 7, 1994 to the Final Disbursement Date, and payable on January 15 and July 15 of each year, beginning on January 15, 1995; and

     (ii) no later than each Disbursement Date, an exposure fee (an "Exposure Fee") equal to 3.38% of the amount of such Disbursement that represents the Financed Portion of the Items.

     (b) The Borrower shall pay or cause to be paid to the Lender the following fees:

     (i) with respect to Disbursements made under the Reimbursement procedure, a document review fee equal to 0.10% of the principal amount of such Disbursement, payable on the date of such Disbursement, by debit to the Borrower's account with Lender.

     (ii) an up-front structuring, underwriting, and servicing fee of $150,000 plus out of pocket expenses, payable on the date of the first Utilization of the Credit.

     7.02     Taxes

         (a) The Borrower and the Guarantor each agrees to pay all amounts owing by it under this Agreement or the Note(s) free and clear of and without deduction or withholding for or on account of any Taxes.

     (b)     The Borrower and the Guarantor each further agrees:

        (i) that, if the Borrower or the Guarantor, as the case may be, is prevented by operation of law from paying any such Taxes or any such Taxes are required to be deducted or withheld, then the interest, fees or expenses required to be paid under this Agreement or the Note(s) shall, on an after-tax basis, be increased by the amount necessary to yield to the Lender or Eximbank, as the case may be, interest, fees or expenses in the amounts provided for in this Agreement or the Note(s) after the provision for the payment of all such Taxes;

        (ii) that the Borrower and/or the Guarantor shall, at the request of either the Lender or Eximbank, execute and deliver to the Lender or Eximbank, as the case may be, such further instruments as may be necessary or desirable to effect the payment of the increased amounts as provided for in subsection (i) above, including new Note(s) to be issued by the Borrower and endorsed by the Guarantor in exchange for any Note(s) previously issued;

       (iii) that the Borrower and the Guarantor shall hold the Lender and Eximbank harmless from and against any liabilities with respect to any Taxes (whether or not properly or legally asserted); and

      (iv) that, at the request of either the Lender or Eximbank, the Borrower or the Guarantor, as the case may be, shall provide the Lender and Eximbank, within the later of thirty (30) days after such request or thirty
(30) days after the actual payment of such Taxes, with the original or a certified copy of evidence of the payment of any Taxes by the Borrower or the Guarantor, or, if no Taxes have been paid, provide the Lender and Eximbank, at the request of either the Lender or Eximbank, with a certificate from the appropriate taxing authority or an opinion of counsel acceptable to the Lender and Eximbank stating that no Taxes are payable.

      (c) The Lender agrees to use reasonable efforts (consistent with its internal policies and applicable law) to make, carry, maintain, or transfer any loans with such of its affiliates or branch offices as will eliminate or reduce to the extent possible any applicable tax liability under this Section
7.02 (provided that the Lender shall not be required to do so if, in the reasonable judgment of the Lender, such change would be disadvantageous to
it).

        (d) Notwithstanding anything to the contrary contained herein, the agreements in this Section 7.02 shall survive the termination of this Agreement and the payment of the Note(s) and all other amounts due hereunder.



     7.03 Expenses. The Borrower agrees, whether or not the transactions hereby contemplated shall be consummated, to pay, or reimburse the Lender and Eximbank, respectively, promptly upon demand for the payment of all reasonable and duly documented costs and expenses arising in connection with the preparation, printing, execution, delivery, registration, implementation, modification of or waiver or consent under, the Borrower Documents and the Eximbank Guarantee Agreement and the transactions contemplated thereby, including, without limitation, the reasonable and duly documented out-of-pocket expenses of the Lender and Eximbank (incurred in respect of telecommunications, mail or courier service, travel and the like), the fees and expenses of counsel for the Lender and/or Eximbank, and all Taxes (including, without limitation, interest and penalties, if any) which may be payable in respect of the Borrower Documents and the Eximbank Guarantee Agreement. The Borrower shall also pay all of the costs and expenses (including, without limitation, the fees and expenses of counsel and all Taxes) incurred by or charged to the Lender or Eximbank in connection with the amendment or enforcement of any of the Borrower Documents or the protection or preservation of any right or claim of the Lender or Eximbank arising out of any of the Borrower Documents.

     7.04     Additional or Increased Costs

       (a) If, due to any Regulatory Change that: (i) changes the basis of taxation of any amounts payable to the Lender (other than taxes imposed on the overall net income of the Lender or of the office out of which it is acting hereunder); (ii) imposes or modifies any Reserve/Premium Requirements affecting the Lender; or (iii) imposes any other condition affecting this Agreement or the Note(s), there shall be any increase in the cost to the Lender of agreeing to make or making, funding or maintaining any Utilization, then the Borrower shall from time to time, upon demand by the Lender, pay to the Lender additional amounts sufficient to compensate the Lender for such increased cost.

         (b) Without duplication of Section 7.04(a), if the Lender, in its reasonable judgment, determines at any time that any Regulatory Change will have the effect of increasing the amount of capital required or expected to be maintained by the Lender (which term, for purposes of this Section 7.04(b), shall include any corporation controlling the Lender) based on the existence of the Lender's obligations hereunder, then the Borrower shall pay to the Lender, upon demand by the Lender, such additional amounts as shall be required to compensate the Lender for the increased cost to the Lender as a result thereof (which compensation shall include, without limitation, an amount equal to any reduction in return on assets or equity of the Lender to a level below that which it could have achieved but for such Regulatory Change, taking into account the Lender's policies as to capital adequacy).

       (c) "Regulatory Change" shall mean the introduction or change after the date of this Agreement of or in United States or foreign national, state, municipal laws or regulations (including any statute, treaty, rule, order, writ, injunction, decree, judgment, or judicial opinion of any court or tribunal) or in the interpretation or administration thereof, or the adoption or making after such date of any directives, requirements, or requests (whether or not having the force of law) by any United States or foreign national, state, or municipal court or governmental or monetary authority.

     (d) The Lender shall take such reasonable steps as it shall determine in its sole discretion to minimize amounts demanded under this Section 7.04. In the event that the Lender transfers the booking office of the Credit to minimize amounts demanded under this Section 7.04, any costs and expenses incurred in such transfer shall be paid by the Borrower.

         (e) Each demand for payment by the Lender under this Section 7.04 shall be accompanied by a certificate showing in reasonable detail the basis for the calculation of the amounts demanded, which certificate, in the absence of manifest error, shall be conclusive and binding for all purposes.


                              SECTION 8. PAYMENTS

     8.01     Method of Payment
 .
        (a) All payments to be made by the Borrower or the Guarantor under this Agreement and the Note(s) shall be made without set-off or counterclaim in Dollars in immediately available and freely transferable funds no later than 11:00 A.M. (New York City time) on the date on which due (as applicable):

      (i) to the Lender at its office in Charlotte, North Carolina, U.S.A. for credit to account number ABA 053000196, A/C 136621/22506; and

       (ii) to Eximbank at the Federal Reserve Bank of New York for credit to Eximbank's account: U.S. Treasury Department 021030004 TREAS
NYC/CTR/BNF=/AC-4984 OBI=Export-Import Bank Due ______________ on EIB Guarantee No. AP065758XX-Colombia from [___________].

       (b) Except as otherwise provided herein, whenever any payment would otherwise fall due on a day which is not a Business Day, the due date for payment shall be the immediately succeeding Business Day and interest and fees shall be computed in accordance with Section 12.01.

      8.02 Application of Payments. Except as provided in Section 5.04 regarding prepayments, the Lender and Eximbank shall each apply payments received by it under this Agreement or the Note(s) (whether at stated maturity, by reason of acceleration, prepayment or otherwise), including without limitation any payments under the Guarantor Guarantee, in the following order of priority: (i) interest due pursuant to Section 5.02(a)(ii), but only to the extent such amounts are included in the "Guaranteed Amount" as such term is defined in the Eximbank Guarantee Agreement; (ii) commitment fees, Exposure Fees and all other amounts due to Eximbank under this Agreement; (iii) interest due pursuant to Section 5.02(a)(i); (iv) installments of principal due; and (v) all other amounts due under this Agreement and not otherwise provided for in this Section 8.02. Payments with respect to the Note(s) shall be applied pro rata to each Note in accordance with the above priorities.


             SECTION 9. REPRESENTATIONS, WARRANTIES AND COVENANTS

     9.01 Representations and Warranties of the Borrower. The Borrower represents and warrants to the Lender and Eximbank that:

       (a) Existence and Authority. The Borrower is duly organized and validly existing under the laws of Delaware, with full power, authority and legal right to own its property and carry on its business as now conducted, and has taken all actions necessary or advisable to authorize it to execute, deliver, perform and observe the terms and conditions of the Borrower Documents.

     (b) Government Authorizations. All consents, licenses, authorizations and approvals of, and exemptions by, any Governmental Authority that are necessary or advisable for the execution,delivery, performance of the Purchase Contracts and the importation and use of the Items in Colombia, have been obtained by the Joint Venture and are in full force and effect.

     (c) Recordation. To ensure the legality, validity, enforceability, priority or admissibility in evidence in the state of New York of any of the Borrower Documents, it is not necessary that any of the Borrower Documents be registered, recorded, enrolled or otherwise filed with any court or other Governmental Authority, or be notarized, or that any documentary, stamp or other similar tax, imposition or charge of any kind be paid on or in respect of any of the Borrower Documents.

     (d) Restrictions. The execution, delivery and performance or observance by the Borrower of the terms of, and consummation by the Borrower of the transactions contemplated by, each of the Borrower Documents does not and will not conflict with or result in a breach or violation of: (i) the charter, by-laws or similar documents of the Borrower; (ii) any law of the United States or any other ordinance, decree, constitutional provision, regulation or other requirement of any Governmental Authority (including, without limitation, any restriction on interest that may be paid by the Borrower); or (iii) any order, writ, injunction, judgment or decree of any court or other tribunal. Further, the execution, delivery and performance or observance by the Borrower of the terms of, and consummation by the Borrower of the transactions contemplated by, each of the Borrower Documents does not and will not conflict with or result in a breach of any agreement or instrument to which the Borrower is a party, or by which it or any of its revenues, properties or assets may be subject, or result in the creation or imposition of any Lien upon any of the revenues, properties or assets of the Borrower pursuant to any such agreement or instrument.

     (e)     Binding Effect.  This Agreement and the other Borrower
Documents which have been executed on or before the date hereof have been duly executed and delivered by the Borrower. Each of the Borrower Documents which has been executed and delivered constitutes, and each of the Borrower Documents which may hereafter be executed and delivered will constitute, a direct, general and unconditional obligation of the Borrower which is legal, valid and binding upon the Borrower and enforceable against the Borrower in accordance with its respective terms, except as such enforceability may be limited by applicable insolvency, reorganization, liquidation, moratorium, readjustment of debt or other similar laws affecting the enforcement of creditors' rights generally and by the application of general principles of equity regardless of whether such enforceability is considered in a proceeding at law or in equity. The Borrower's payment obligations under this Agreement rank, and under the Note(s), when issued, will rank, in all respects at least pari passu in priority of payment and in right of security with all other unsecured debt of the Borrower.

     (f) Choice of Law. The choice of law provisions of this Agreement and the Note(s) are valid, binding and not subject to revocation by the Borrower, and in any proceeding brought outside of the State of New York, the choice of law of the State of New York as the governing law of such documents will be recognized and such law will be applied.

        (g) Legal Proceedings. No legal proceedings are pending or, to the best of the Borrower's knowledge, threatened before any court or governmental agency which might: (i) materially and adversely affect the Borrower's financial condition, business or operations; (ii) restrain or enjoin or have the effect of restraining or enjoining the performance or observance of the terms and conditions of any of the Borrower Documents; or
(iii) in any other manner question the validity, binding effect or enforceability of any of the Borrower Documents.

        (h) Purchase Contracts. The Purchase Contracts do not, and the Borrower's performance of its obligations under the Purchase Contracts will not, violate any applicable law of the United States or Colombia.

     (i)     Use of Items.  The Items will be used for lawful purposes.

     (j)     Borrower Financial Statements.  The Borrower Financial
Statements present fairly the financial condition of the Borrower at the date of such statements and the results of the operations of the Borrower for such fiscal year. The Borrower Financial Statements reflecting the Borrowers full consolidated operations have been prepared in accordance with generally accepted accounting principles in the United States consistently applied as described in Section 9.02(b). Except as fully reflected in the Borrower Financial Statements, there are no liabilities or obligations with respect to the Borrower of any nature whatsoever (whether absolute, accrued, contingent or otherwise and whether or not due) for the period to which the Borrower Financial Statements relate that, either individually or in the aggregate, would be material to the Borrower. Since the date of the Borrower Financial Statements, there has been no material adverse change in the financial condition, business, prospects or operations of the Borrower.

        (k)     No Taxes. There is no Tax imposed on or in connection with:
(i)  the  execution, delivery or performance of any of the Borrower Documents;
(ii) the enforcement of any of the Borrower Documents; or (iii) on any payment to be made to the Lender or Eximbank under any of the Borrower Documents.

  The representations and warranties of the Borrower set forth in this Section
9.01 shall be deemed repeated as of the date of each Utilization, with the same force and effect as if made on such date.

     9.02     Affirmative Covenants of the Borrower
  . The Borrower covenants and agrees that until all amounts owing under this Agreement and the Note(s) have been paid in full, the Borrower will, unless the Lender and Eximbank shall have consented in writing:

       (a)     Notice of Defaults.  Promptly but in no event later than ten
(10) days after the occurrence of an Event of Default or of any event which but for the giving of notice or the lapse of time or both would constitute an Event of Default, notify the Lender and Eximbank by telecopier or hand delivery of the particulars of such occurrence and the corrective action proposed to be taken by the Borrower with respect thereto.

        (b) Financial Reports. Beginning with the fiscal year in which this Agreement is executed and continuing until all amounts owing under this Agreement and the Note(s) have been paid in full, furnish to the Lender and Eximbank, (i) within 180 days after the end of its fiscal year, a copy of its unaudited consolidated financial statements, including its balance sheet, statement of income, and statement of cash flow, for that fiscal year, all of which shall be prepared in accordance with generally accepted accounting principles in the United States consistently applied, shall be in the English language, shall fairly present the financial condition of the Borrower and the results of operation for the periods covered, and shall be certified as true and correct by an authorized officer of the Borrower, and (ii) within 270 days after the end of its fiscal year, a copy of its local branch statutory annual financial statements, including its balance sheet, and statement of income for that fiscal year, all of which shall have been audited by Price Waterhouse or any of the largest six internationally recognized accounting firms based in the U.S., shall be prepared in accordance with generally accepted accounting principles in Colombia consistently applied, shall be accompanied by an accurate English translation, shall include any accompanying notes, and shall fairly present the financial condition of the Borrowers local branch and the results of its operations for the periods covered. The Borrower agrees to submit to the Lender and Eximbank such additional financial reports and other data and information regarding its financial condition, business and operations as the Lender or Eximbank may reasonably request.

       (c) Inspections. Upon reasonable notice, permit representatives of the Lender and Eximbank to make reasonable inspections of the Project using or incorporating the Items and of the Borrower's books and records in connection with this Agreement and the transactions contemplated hereby, and cause the Borrower's officers and employees to give full cooperation and assistance in connection therewith.

     (d) Notice of Disputes. Promptly give written notice to the Lender and Eximbank of any material dispute which may exist between the Borrower and (i) the Guarantor, (ii) any governmental agency or regulatory body thereof, or (iii) any international financial institutions.

     (e) Government Authorizations. Insure that the Joint Venture promptly obtains and maintains all consents, licenses, authorizations and approvals of, and exemptions by, any Governmental Authority that are necessary or advisable for the execution, delivery, and performance of the Purchase Contracts and the importation and use of the Items in Colombia.

        (f) Pari Passu. Ensure that its payment obligations under this Agreement and the Note(s) will at all times constitute the direct, general and unconditional obligations of the Borrower and rank in all respects at least pari passu in priority of payment and in right of security with all other unsecured debt of the Borrower.

         (g) Acquisition List. Obtain the prior written consent of the Lender and Eximbank to any material alteration of the acquisition list furnished pursuant to the provisions of Section 6.01(g).

       (h) Purchase Contracts. Obtain the prior written consent of the Lender and Eximbank to any assignment of the Borrower's rights or obligations under any Purchase Contract or to any material modification to or cancellation of any Purchase Contract.

         (i) Other Acts. From time to time, do and perform any and all acts and execute any and all documents as may be necessary or as reasonably requested by the Lender or Eximbank in order to effect the purposes of this Agreement and to protect the interests of the Lender and Eximbank in the Note(s) and the interests of the Lender in the Eximbank Guarantee.

       9.03 Negative Covenants of the Borrower. The Borrower covenants and agrees that until all amounts owing under this Agreement and the Note(s) have been paid in full, it will not, without the prior written consent of the Lender and Eximbank:

     (a) Liens on Items. Create, assume, permit or suffer to exist any Liens on any of the Items, except Liens permitted by the Indenture (each, a "Permitted Lien).

      (b) Sale, Lease or Transfer of Items. Permit any Item to be used for any purpose other than in connection with the development of the Project, or permit the sale, lease or transfer, or agreement to sell, lease or transfer, any Item or a component of any Item essential to the development or operation of the Project (unless replaced by equivalent components).

     (c)     Use of the Items. Use, or permit the use of, the Items outside
Colombia.

      (d) Change in Business. Make any substantial change in the scope or nature of its business or operations unless permitted by the Indenture.

     (e) Merger, Consolidation, Dissolution and Sale. Except as permitted by the Indenture, merge or consolidate with any other entity; dissolve or terminate its legal existence; sell, lease, transfer or otherwise dispose of any substantial part of its properties or any of its properties essential to the conduct of its business or operations, as now or hereafter conducted; or enter into any agreement to do any of the foregoing.

     9.04 Representations and Warranties of the Guarantor. The Guarantor represents and warrants to the Lender and Eximbank that:

      (a) Existence and Authority. The Guarantor is duly organized and validly existing under the laws of Delaware, with full power, authority and legal right to own its property and carry on its business as now conducted. The Guarantor has taken all actions necessary or advisable to authorize it to execute, deliver, perform and observe the terms and conditions of this Agreement and the Note(s).

     (b) Recordation. To ensure the legality, validity, enforceability, priority or admissibility in evidence in the state of New York of this Agreement and the Note(s), it is not necessary that this Agreement or the Note(s) be registered, recorded, enrolled or otherwise filed with any court or other Governmental Authority, or be notarized, or that any documentary, stamp or other similar tax, imposition or charge of any kind be paid on or in respect of this Agreement or the Note(s).

     (c) Restrictions. The execution, delivery and performance or observance by the Guarantor of the terms of, and consummation by the Guarantor of the transactions contemplated by, each of this Agreement and the Note(s), does not and will not conflict with or result in a breach or violation of: (i) the charter, by-laws or similar documents of the Guarantor; (ii) any law of the United States or any other ordinance, decree, constitutional provision, regulation or other requirement of any Governmental Authority (including, without limitation, any restriction on interest that may be paid); or (iii) any order, writ, injunction, judgment or decree of any court or other tribunal. Further, the execution, delivery and performance or observance by the Guarantor of the terms of this Agreement and the Note(s) does not and will not conflict with or result in a breach of any agreement or instrument to which the Guarantor is a party, or by which it or any of its revenues, properties or assets may be subject, or result in the creation or imposition of any Lien upon any of the revenues, properties or assets of the Guarantor pursuant to any such agreement or instrument.

     (d) Binding Effect; Senior Debt. This Agreement has been, and the Note(s) when executed will be, duly executed and delivered by the Guarantor.
  This Agreement constitutes, and the Note(s) when executed will constitute, a direct, general and unconditional obligation of the Guarantor which is legal, valid and binding upon the Guarantor and enforceable against the Guarantor in accordance with its respective terms, except as such enforceability may be limited by applicable insolvency, reorganization, liquidation, moratorium, readjustment of debt or other similar laws affecting the enforcement of creditors' rights generally and by the application of general principles of equity regardless of whether such enforceability is considered in a proceeding
at law or in equity.   The Guarantor's payment obligations under this
Agreement rank, and under the Note(s), when issued, will rank, in all respects at least pari passu in priority of payment and in right of security with all unsecured debt of the Guarantor. The debt obligations of the Guarantor under this Agreement and evidenced by the Notes are and will be Senior Indebtedness, as defined in the Indenture.

     (e) Choice of Law. The choice of law provisions of this Agreement and the Note(s) are valid, binding and not subject to revocation by the Guarantor, and in any proceeding brought outside of the State of New York, the choice of law of the State of New York as the governing law of such documents will be recognized and such law will be applied.

        (f) Legal Proceedings. No legal proceedings are pending or, to the best of the Guarantor's knowledge, threatened before any court or governmental agency which might: (i) materially and adversely affect the Guarantor's financial condition, business or operations; (ii) restrain or enjoin or have the effect of restraining or enjoining the performance or observance of the terms and conditions of this Agreement or the Note(s); or
(iii) in any other manner question the validity, binding effect or enforceability of this Agreement or the Note(s).

     (g) Guarantor Financial Statements. The Guarantor Financial Statements present fairly the financial condition of the Guarantor at the date of such statements and the results of the operations of the Guarantor for such fiscal year. The Guarantor Financial Statements have been prepared in accordance with generally accepted accounting principles in the United States consistently applied. Except as fully reflected in the Guarantor Financial Statements, there are no liabilities or obligations with respect to the Guarantor of any nature whatsoever (whether absolute, accrued, contingent or otherwise and whether or not due) for the period to which the Guarantor Financial Statements relate that, either individually or in the aggregate, would be material to the Guarantor. Since the date of the Guarantor Financial Statements, there has been no material adverse change in the financial condition, business, prospects or operations of the Guarantor.

        (h)     No Taxes. There is no Tax imposed on or in connection with:
(i)  the  execution, delivery or performance of this Agreement or the Note(s);
(ii) the enforcement of this Agreement or the Note(s); or (iii) on any payment to be made to the Lender or Eximbank under this Agreement or the Note(s).

 The representations and warranties of the Guarantor set forth in this Section
9.04 shall be deemed repeated as of the date of each Utilization, with the same force and effect as if made on such date.

     9.05 Affirmative Covenants of the Guarantor. The Guarantor covenants and agrees that until all amounts owing under this Agreement and the Note(s) have been paid in full, the Guarantor will, unless the Lender and Eximbank shall have consented in writing:

       (a)     Notice of Defaults.  Promptly but in no event later than ten
(10) days after the occurrence of an Event of Default, or of any event which but for the giving of notice or the lapse of time or both would constitute an Event of Default, notify the Lender and Eximbank by telecopier or hand delivery of the particulars of such occurrence and the corrective action proposed to be taken by the Guarantor with respect thereto.

        (b) Financial Reports. Beginning with the fiscal year in which this Agreement is executed and continuing until all amounts owing under this Agreement and the Note(s) have been paid in full, furnish to the Lender and Eximbank, within 180 days after the end of its fiscal year, a copy of its annual consolidated financial statements, including its balance sheet, statement of income, and statement of cash flow, for that fiscal year, all of which shall have been audited by an independent accounting firm acceptable to Eximbank. All financial reports to be submitted to the Lender or Eximbank shall be prepared in accordance with generally accepted accounting principles in the United States consistently applied, shall be in the English language (or accompanied by an accurate English translation), shall include the auditor's opinion and any accompanying notes, and shall fairly present the financial condition of the Guarantor and the results of its operations for the periods covered. The Guarantor agrees to submit to the Lender and Eximbank such additional financial reports and other data and information regarding its financial condition, business and operations as the Lender or Eximbank may reasonably request. The Guarantor shall furnish to the Lender and Eximbank true and correct copies of the Indenture and any modifications and amendments thereto.

       (c) Inspections. Upon reasonable notice, permit representatives of the Lender and Eximbank to make reasonable inspections of the Guarantor's books and records in connection with this Agreement, and cause the Guarantor's officers and employees to give full cooperation and assistance in connection therewith.

     (d) Notice of Disputes. Promptly give written notice to the Lender and Eximbank of any material dispute which may exist between the Guarantor and (i) the Borrower, (ii) any governmental agency or regulatory body thereof, or (iii) any international financial institutions.

        (e) Pari Passu. Ensure that its payment obligations under this Agreement and the Note(s) will at all times constitute the direct, general and unconditional obligations of the Guarantor and rank in all respects at least pari passu in priority of payment and in right of security with all other unsecured debt of the Guarantor, and constitute Senior Indebtedness as defined in the Indenture.

         (f) Other Acts. From time to time, do and perform any and all acts and execute any and all documents as may be necessary or as reasonably requested by the Lender or Eximbank in order to effect the purposes of this Agreement and to protect the interests of the Lender and Eximbank in the Note(s) and the interests of the Lender in the Eximbank Guarantee.

       (g) Government Authorizations. Promptly obtain and maintain all consents, licenses, authorizations and approvals of, and exemptions by, any Governmental Authority that are necessary or advisable (i) for the execution, delivery, performance and observance by the Guarantor of this Agreement and the Note(s); and (ii) for the validity, binding effect and enforceability of this Agreement and the Note(s).

     9.06 Negative Covenants of the Guarantor. The Guarantor covenants and agrees that until all amounts owing under this Agreement and the Note(s) have been paid in full, it will not, without the prior written consent of the Lender and Eximbank

     (a) Interference. Take any action which would prevent or interfere with the observance and performance by the Borrower of any covenant, agreement or obligation of the Borrower set forth in any of the Borrower Documents.

      (b) Subrogation. Exercise any rights of subrogation which it may acquire due to its payment of the Borrower's obligations pursuant to the Guarantor Guarantee unless and until all sums payable under this Agreement and the Note(s) have been paid in full, and if any payment shall be made to the Guarantor on account of such rights of subrogation, it shall promptly pay such amount to the Lender.

      (c) Change in Business. Make any substantial change in the scope or nature of its business or operations, except as previously disclosed to Eximbank and the Lender prior to the date of this Agreement, and except as permitted by the Indenture.

     (d) Merger, Consolidation, Dissolution and Sale. Except as permitted by the Indenture or except as previously disclosed to Eximbank and the Lender prior to the date of this Agreement, merge or consolidate with any other entity; dissolve or terminate its legal existence; sell, lease, transfer or otherwise dispose of any substantial part of its properties or any of its properties essential to the conduct of its business or operations, as now or hereafter conducted; or enter into any agreement to do any of the foregoing.


          SECTION 10. CANCELLATION, SUSPENSION AND EVENTS OF DEFAULT

        10.01 Cancellation by the Borrower. The Borrower may cancel at any time all or any part of the undisbursed and uncancelled amount of the Credit for which Letters of Credit have not been issued, advised or confirmed, provided that: (i) thirty (30) days' prior written notice is given to the Lender and Eximbank; and (ii) the Borrower shall have paid to the Lender any commitment fees accrued and unpaid under Section 7.01(b) and all other amounts due and payable under this Agreement as of the proposed date of cancellation.

         10.02 Suspension and Cancellation by Eximbank. If an Event of Default should occur and be continuing, Eximbank, by written notice to the Lender, the Borrower and the Guarantor, may: (i) suspend further Utilizations of the Credit until Eximbank is satisfied that the cause of such suspension has been removed; or (ii) cancel the unutilized and uncancelled amount of the Credit,provided, however, that Eximbank shall not suspend or cancel any portion of the Credit for which Letters of Credit have been issued, advised or confirmed. In the event of a cancellation of all or part of the Credit by Eximbank, the Borrower shall pay to the Lender and Eximbank, respectively, all commitment fees accrued and unpaid under Section 7.01 and all other amounts due and payable under this Agreement as of such date.

     10.03 Events of Default. Upon the occurrence of any of the following events or conditions (each, an "Event of Default"):

         (a) any failure by the Borrower to pay when due any amount owing under this Agreement or any Note; or

       (b) any failure by the Borrower or the Guarantor to comply with its obligations under Sections 9.02(a) or 9.05(a), respectively; or

     (c) any representation or warranty made or deemed made by the Borrower or the Guarantor in this Agreement or in connection herewith, or any statement made in any certificate, report or financial statement furnished by the Borrower or the Guarantor to the Lender or Eximbank or any statement made in the legal opinions of the Borrower or the Guarantor concerning facts relating to the Borrower or the Guarantor, as the case may be, or the transactions contemplated hereby, has proven to have been false or misleading in any material respect when made; or

     (d) any failure by the Borrower or the Guarantor to perform or comply with any of the covenants or provisions set forth in this Agreement (exclusive of any events specified as an Event of Default in any other subsection of this
Section 10.03), which failure, if capable of being cured, remains uncured for a period of thirty (30) days after written notice thereof has been given to the Borrower or the Guarantor, as the case may be, by the Lender or Eximbank; or

     (e) any failure by the Borrower to pay when due, including any period of grace provided to the Borrower with respect thereto, any amounts in excess of $5,000,000 in the aggregate payable under any other agreement or instrument providing for the payment by the Borrower of borrowed money or for the deferred purchase price of property or services received, or any such amounts in excess of $5,000,000 in the aggregate have, prior to the stated maturity thereof, become due, or any event specified in any such agreement or instrument shall occur the effect of which event is to cause, or (with the giving of notice or lapse of time or both) to permit any Person to cause, such amounts to become due, or to be repaid in full, prior to their stated maturity; or

     (f) any failure by the Guarantor to pay when due, including any period of grace provided to the Guarantor with respect thereto, any amounts in excess of $5,000,000 in the aggregate payable under any other agreement or instrument providing for the payment by the Guarantor of borrowed money or for the deferred purchase price of property or services received, or any such amounts in excess of $5,000,000 in the aggregate have, prior to the stated maturity thereof, become due, or any event specified in any such agreement or instrument shall occur the effect of which event is to cause,or (with the giving of notice or lapse of time or both) to permit any Person to cause, such amounts to become due, or to be repaid in full, prior to their stated maturity; or

       (g) either the Borrower or the Guarantor shall be unable to pay its debts as they fall due or shall admit in writing its inability to pay its debts as they fall due or shall become insolvent; or the Borrower or the Guarantor shall apply for or consent to the appointment of any liquidator, receiver, trustee or administrator for all or a substantial part of its business, properties, assets or revenues; or a liquidator, receiver, trustee or administrator shall be appointed for the Borrower or the Guarantor and such appointment shall continue undismissed, undischarged or unstayed for a period of sixty (60) days; or the Borrower or the Guarantor shall institute (by petition, application, answer, consent or otherwise) any bankruptcy, arrangement, readjustment of debt, dissolution, liquidation or similar executory or judicial proceeding; or a bankruptcy, arrangement, readjustment of debt, dissolution, liquidation or similar executory or judicial proceeding shall be instituted against the Borrower or the Guarantor and shall remain undismissed, undischarged or unstayed for a period of sixty (60) days; or

       (h) any involuntary Lien other than Permitted Liens shall have been created upon the property of the Borrower or the Guarantor in an amount that, in the reasonable judgment of Eximbank, if the Borrower or the Guarantor, as the case may be, were required to pay such amount, would affect materially and adversely the ability of the Borrower or the Guarantor, as the case may be, to pay its indebtedness under this Agreement or any Note, and such Lien has not been removed or discharged for a period of thirty (30) days from the date of its creation; or

         (i) any judgment against the Borrower or the Guarantor shall have been entered on a claim not covered by insurance in an amount which, in the reasonable judgment of Eximbank, if the Borrower or the Guarantor, as the case may be, were required to pay such amount, would affect materially and adversely the ability of the Borrower or the Guarantor, as the case may be, to pay its indebtedness under this Agreement or any Note, and such judgment has remained unpaid, unvacated, unbonded or unstayed by appeal or otherwise for a period of thirty (30) days from the date of its entry; or

       (j) any governmental authority shall have: (x) condemned, seized or expropriated all or substantially all of the property of the Borrower or the Guarantor; or (y) taken any action which, in the reasonable judgment of Eximbank, would affect materially and adversely the Borrower's or the Guarantor's ability to pay its indebtedness under this Agreement or any Note; or

     (k) any authorization, approval, consent, license, exemption, filing, registration, notarization or other requirement of any governmental, judicial or public body or authority necessary to enable the Borrower or the Guarantor to comply with its obligations hereunder or under any Note shall have been revoked, rescinded, suspended, held invalid or otherwise limited in effect in a manner that would affect materially and adversely the Borrower's or the Guarantor's respective ability to perform its obligations hereunder or under any Note; or any law, rule or regulation, decree or directive of any competent authority shall be enacted or issued that shall impair materially and adversely the ability or the right of the Borrower or the Guarantor, as the case may be, to perform such obligations; or it shall become unlawful for the Borrower or the Guarantor to perform any such obligations; or

     (l) the Purchase Contract, or the performance by any party thereto of such party's obligations under the Purchase Contract, in the reasonable judgment of Eximbank, contravenes any applicable law; or

     (m) the Guarantor repudiates the Guarantor Guarantee or the Guarantor Guarantee ceases for any reason to be in full force and effect;

     (n)     any declaration of an Event of Default under the Indenture; or

     (o) any other event occurs or any other circumstance arises which, in the reasonable judgment of Eximbank, is likely materially and adversely to affect the ability of the Borrower or the Guarantor to perform all or any of its obligations under this Agreement or under any Note;

  then, and in any such event, and at any time thereafter, if such event is continuing, Eximbank, by written notice to the Borrower, the Guarantor and the Lender, may declare immediately due and payable (i) all or any portion of the principal amount of the Credit and the Note(s) then outstanding, including accrued interest thereon to the date of payment, and all other amounts owing under this Agreement. Except as expressly provided above in this Section 10.03, presentment, demand, protest and all other notices of any kind are hereby expressly waived. The aforementioned right to accelerate is in addition to and not a substitute for any other rights and remedies available to the Lender and/or Eximbank under this Agreement and the Note(s) and under applicable laws.


                  SECTION 11. GOVERNING LAW AND JURISDICTION

         11.01 Governing Law. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK, U.S.A.

      11.02 Submission to Jurisdiction. The Borrower and the Guarantor hereby each irrevocably agrees that any legal suit, action or proceeding arising out of or relating to any of the Borrower Documents, or any of the transactions contemplated thereby, may be instituted by the other parties hereto or any party to any Borrower Document in the Courts of the State of New York or the Federal Courts sitting in the Borough of Manhattan, City of New York, State of New York. The Borrower and the Guarantor hereby each irrevocably waives, to the fullest extent permitted by law, any objection which the Borrower or the Guarantor, as the case may be, may have now or hereafter to the laying of the venue or any objection based on forum non conveniens, or based on the grounds of jurisdiction with respect to any such legal suit, action or proceeding, and irrevocably submits generally and unconditionally to the jurisdiction of any such court in any such suit, action or proceeding. The Borrower and the Guarantor each agrees that a judgment, after exhaustion of all available appeals, in any such action or proceeding shall be conclusive and binding upon the Borrower or the Guarantor, as the case may be, by suit upon such judgment, a certified copy of which shall be conclusive evidence of the judgment.

     11.03     Service of Process

     (a) In the case of the Courts of the State of New York or of the Federal Courts sitting in the State of New York, the Borrower and the Guarantor each hereby designates, appoints and empowers CT Corporation System, 1623 Broadway, New York, New York 10019, as its authorized agent to accept, receive and acknowledge, for and on behalf of the Borrower and the Guarantor, respectively, its properties and revenues, service of any and all process which may be served in any action, suit or proceeding of the nature referred to above in the State of New York, which appointment shall be irrevocable until the appointment and acceptance of a successor authorized agent pursuant to the provisions of Section 11.03(d).

     (b) The Borrower and the Guarantor each further agrees that such service of process may be made personally or by mailing or delivering a copy of the summons and complaint or other legal process in any such legal suit, action or proceeding to the Borrower or the Guarantor, as the case may be, in care of its agent designated above at the aforesaid address, and such agent is hereby authorized to accept, receive and acknowledge the same for and on behalf of the Borrower or the Guarantor, as the case may be, and to admit service with respect thereto. Service upon such agent shall be deemed to be personal service on the Borrower or the Guarantor, as the case may be, and shall be legal and binding upon the Borrower and the Guarantor, as the case may be, for all purposes notwithstanding any failure to mail copies of such legal process to the Borrower or the Guarantor, as the case may be, or any failure on the part of the Borrower or the Guarantor, as the case may be, to receive the same, and shall be deemed completed upon the delivery thereof to such agent whether or not such agent shall give notice thereof to the Borrower or the Guarantor, as the case may be, or upon the earliest other date permitted by applicable law.

       (c) To the extent permitted by applicable law, the Borrower and the Guarantor each further irrevocably agrees to the service of process of any of the aforementioned courts in any suit, action or proceeding by the mailing of copies thereof by certified mail, postage prepaid, return receipt requested, to the Borrower or the Guarantor, as the case may be, at the address referenced in Section 12.02, such service to be effective upon the date indicated on the postal receipt returned from the Borrower or the Guarantor, as the case may be.

        (d) The Borrower and the Guarantor each agrees that it will at all times continuously maintain an agent to receive service of process in the State of New York on behalf of itself and its properties and revenues, and, in the event that for any reason its agent mentioned above shall not serve as agent for the Borrower or the Guarantor, as the case may be, to receive service of process in the State of New York on its behalf, the Borrower or the Guarantor, as the case may be, shall promptly appoint a successor satisfactory to the Lender and Eximbank so to serve, advise the Lender and Eximbank thereof, and deliver to the Lender and Eximbank evidence in writing of the successor agent's acceptance of such appointment. The foregoing provisions constitute, among other things, a special arrangement for service between the parties to this Agreement for the purposes of 28 U.S.C. Section 1608.

       11.04 Waiver of Immunity. The Borrower and the Guarantor hereby each irrevocably agrees that, to the extent that the Borrower or the Guarantor, as the case may be, or any of its assets has or may hereafter acquire any right of immunity, whether characterized as sovereign immunity or otherwise, from any legal proceedings, whether in the United States or elsewhere, to enforce or collect upon the Credit or the Note(s) or any other liability or obligation of the Borrower or the Guarantor related to or arising from the transactions contemplated by any of the Borrower Documents, including, without limitation, immunity from service of process, immunity from jurisdiction or judgment of any court or tribunal, immunity from execution of a judgment, and immunity of any of its property from attachment prior to any entry of judgment, or from attachment in aid of execution upon a judgment, the Borrower and the Guarantor each hereby expressly and irrevocably waives any such immunity and agrees not to assert any such right or claim in any such proceeding, whether in the United States or elsewhere.

     11.05 Waiver of Security Requirements. To the extent the Borrower and the Guarantor may, in any action or proceeding arising out of or relating to any of the Borrower Documents brought in the United States or elsewhere, be entitled under applicable law to require or claim that the Lender or Eximbank post security for costs or take similar action, the Borrower and the Guarantor hereby each irrevocably waives and agrees not to claim the benefit of such entitlement.

      11.06 No Limitation. Nothing in this Section 11 shall affect the right of the Lender or Eximbank to serve process in any other manner permitted by law or to commence legal proceedings or otherwise proceed against the Borrower or the Guarantor in the United States or in any other jurisdiction.

                           SECTION 12. MISCELLANEOUS

     12.01 Computations. Each determination of an interest rate or fee by the Lender or Eximbank pursuant to any provision of this Agreement or the Note(s), in the absence of manifest error, shall be conclusive and binding on the Borrower and the Guarantor. All computations of interest and fees hereunder and under the Note(s) shall be made on the basis of a year of 360 days and actual days elapsed. All such calculations shall include the first day and exclude the last day of the period of calculation.

       12.02 Notices. Except as otherwise specified, all notices given hereunder shall be in writing in the English language, shall include the applicable Eximbank guarantee number and shall be given by mail, telecopier, tested telex or personal delivery and shall be deemed to be given for the purposes of this Agreement on the day that such notice is received by the intended recipient thereof, except for notices given by Eximbank pursuant to
Section 10, which shall be deemed given on the earlier of: (i) the day on which such notice is received by the intended recipient; or (ii) the day on which such notice is deposited in the mail or sent by telecopier, tested
telex or  personal  delivery.    Unless otherwise specified in a notice
delivered in accordance with this Section 12.02, all notices shall be delivered to the parties hereto at their respective addresses indicated on the Term Sheet.

     12.03 Disposition of Indebtedness. With the prior written consent of the Borrower (such consent not to be unreasonably withheld), the Lender may sell, assign, transfer, pledge, negotiate, grant participations in or otherwise dispose of all or any part of its interest in all or any part of the Borrower's indebtedness under this Agreement and the Note(s) to any party (collectively, a "Disposition of Indebtedness"), and any such party shall enjoy all the rights and privileges of the Lender under this Agreement and the Note(s); provided, however, that such Disposition of Indebtedness shall not relieve the Lender of its duties under this Agreement or the Eximbank Guarantee Agreement without the prior written consent of Eximbank. The Borrower and the Guarantor shall, at the request of the Lender, execute and deliver to the Lender, or to any party that the Lender may designate, any such further instruments as may be necessary or desirable to give full force and effect to a Disposition of Indebtedness by the Lender. Notwithstanding anything to the contrary contained herein, neither the Borrower nor the Guarantor may assign or otherwise transfer any of its debts or obligations under this Agreement or the Note(s) without the prior written consent of Eximbank and the Lender.

      12.04 Benefit of Agreement. This Agreement shall be binding upon and inure to the benefit of and be enforceable by the respective successors and assigns of the parties hereto.

     12.05     Termination of Eximbank Guarantee.  In the event the
Eximbank Guarantee terminates in its entirety pursuant to terms and conditions of the Eximbank Guarantee Agreement, as of the date of termination, the rights of Eximbank under Section 10 shall automatically be deemed to have been assigned to the Lender.

     12.06     Disclaimer; Indemnification.  Neither Eximbank nor the
Lender shall be responsible in any way for the performance of the Purchase Contracts, and no claim against the Supplier or any other person with respect to the performance of the Purchase Contracts will affect the obligations of the Borrower or the Guarantor under any of the Borrower Documents.

      12.07 No Waiver; Remedies Cumulative. No failure or delay on the part of the Lender or Eximbank in exercising any right, power or privilege under this Agreement or the Note(s) and no course of dealing between or among the Borrower, the Guarantor, the Lender and/or Eximbank shall operate as a waiver thereof; nor shall any single or partial exercise of any right, power or privilege hereunder or under the Note(s) preclude any other right, power or privilege hereunder or thereunder. The rights and remedies expressly provided herein are cumulative and not exclusive of any rights or remedies which the Lender or Eximbank would otherwise have. No notice to or demand on the Borrower or the Guarantor in any case shall entitle the Borrower or the Guarantor, as the case may be, to any other or further notice or demand in similar or other circumstances or constitute a waiver of the rights of the Lender or Eximbank to any other or further action in any circumstances without notice or demand.

     12.08 Entire Agreement. This Agreement contains the entire agreement among the parties hereto regarding the Credit. This Agreement shall completely and fully supersede all prior understandings or agreements, both written and oral, between the parties hereto regarding the Credit. THIS AGREEMENT REPRESENTS THE FINAL AGREEMENT BETWEEN THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS OR SUBSEQUENT ORAL AGREEMENTS BY THE PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES.



         12.09 Amendment or Waiver. This Agreement may not be changed, discharged or terminated without the written consent of the parties hereto, and no provision hereof may be waived without the written consent of the party to be bound thereby.

     12.10 Counterparts. This Agreement may be signed in separate counterparts, each of which shall be deemed to be an original and all of which together shall constitute one and the same instrument.

         12.11 Judgment Currency. All payments of principal, interest, fees or other amounts due hereunder and under the Note(s) shall be made in Dollars, regardless of any law, rule, regulation or statute, whether now or hereafter in existence or in effect in any jurisdiction, which affects or purports to affect such obligations. The obligation of the Borrower and the Guarantor in respect of any amount due under this Agreement or the Note(s), notwithstanding any payment in any other currency (whether pursuant to a judgment or otherwise), shall be discharged only to the extent of the amount in Dollars that the Person entitled to receive that payment may, in accordance with normal banking procedures, purchase with the sum paid in that other currency (after any premium and costs of exchange) on the Business Day immediately succeeding the day on which that Person receives that payment. If the amount in Dollars that may be so purchased for any reason falls short of the amount originally due, the Borrower and the Guarantor shall pay such additional amounts, in Dollars, to compensate for the shortfall. Any obligation of the Borrower or the Guarantor not discharged by that payment shall be continue to be due as a separate and independent obligation and shall accrue interest in accordance with Section 5.02 until discharged as provided herein.

     12.12 English Language. All documents to be delivered by any party hereto pursuant to the terms hereof shall be in the English language or, if originally written in another language, shall be accompanied by an accurate English translation upon which the other parties hereto shall have the right to rely for all purposes under this Agreement and the Note(s).

        12.13 Severability. To the extent permitted by applicable law, the illegality or unenforceability of any provision of this Agreement shall not in any way affect or impair the legality or enforceability of the remaining provisions of this Agreement.

     12.14 Maximum Interest Rate. Regardless of any provision contained in this Agreement or any Note, the Lender shall never be entitled to contract for, charge, take, reserve, receive or apply as interest any amount in excess of the Highest Lawful Rate. If the Lender ever contracts for,charges, takes, reserves, receives or applies as interest any such excess, it shall be deemed a partial prepayment of principal and treated hereunder as such; and, if the loans are paid in full, any remaining excess shall promptly be paid to the Borrower. In determining whether interest paid or payable exceeds the Highest Lawful Rate, the Borrower and the Lender shall, to the maximum extent permitted under applicable Law, (a) treat all advances as but a single extension of credit (and the Lender and the Borrower agree that such is the case and that provision herein for multiple advances is for convenience only), (b) characterize any nonprincipal payment as an expense, fee, or premium rather than as interest, and (c) "spread" the total amount of interest throughout the entire contemplated term of the loans; provided that, if the loans are paid and performed in full prior to the end of the full contemplated term, and if the interest received for the actual period of existence exceeds the Highest Lawful Rate, the Lender shall refund the excess, and, in such event, the Lender shall not be subject to any penalties provided by any Laws for contracting for, charging, taking, reserving, or receiving interest in excess of the Highest Lawful Rate.

      IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be duly executed and delivered as of the date first above written.

 TRITON COLOMBIA, INC.


 By:
          (Signature)
 Name:
          (Print)
 Title:
          (Print)

 TRITON ENERGY CORPORATION


 By:
          (Signature)
 Name:
          (Print)
 Title:
          (Print)

 NATIONSBANK, N.A. (CAROLINAS)


 By:
     Kathleen M. Gibson
     Senior Vice President

 EXPORT-IMPORT BANK OF THE UNITED STATES


 By:
          (Signature)
 Name:
          (Print)
 Title:
          (Print)

 Eximbank Guarantee No. AP065758XX-Colombia

FORM OF FLOATING RATE NOTE                                       A-4 (CA)
                                   Annex A-1

                             TRITON COLOMBIA, INC.

                              PROMISSORY NOTE(1)


 U.S. $________________________                         _____________,19__


     FOR VALUE RECEIVED, TRITON COLOMBIA, INC., 6688 North Central Expressway, Suite 1400, Dallas, Texas 75206 ("Maker") by this promissory note ("Note") hereby unconditionally promises to pay to the order of NATIONSBANK, N.A. (CAROLINAS) ("Lender") at 121 W. Trade Street, 21st Floor, NC1-005-21-01, Charlotte, North Carolina 28255-0001 the principal sum of _________________ Dollars ($___________) in installments as hereinafter provided and to pay interest on the principal balance hereof from time to time outstanding, as hereinafter provided, at the rate of one-fourth percent (0.25%) per annum
above  LIBOR.       [Beginning on the Eximbank Claim Payment Date (hereinafter defined), the definition of Special LIBOR shall apply for all purposes, including, without limitation, the fifth paragraph hereof, in place of the definition of LIBOR.](2) All capitalized terms not defined herein have the meanings assigned to them in the Credit Agreement (hereinafter defined).

       The principal hereof shall be paid in ten (10) installments, the first of which shall be in the sum of ____________________ Dollars ($______) and shall be due and payable on ______________ 15, 19__. The remaining installments shall each be in the sum of _______________ Dollars ($___________) and shall be due and payable semi-annually thereafter on January 15 and July 15 of each year (each, a "Payment Date"), provided that, on the last Payment Date, the Maker shall repay in full the principal amount hereof then outstanding.

     Interest on this Note is payable on each Payment Date, beginning on ____________ 15, 19___. Interest will be calculated on the basis of the actual number of days elapsed (including the first day, but excluding the last day) over a year of 360 days.

____________________
(1) Do not consolidate or otherwise move around the paragraphs in this Note. Specific provisions of this Note are identified in the Ex-Im Bank Guarantee Agreement by the paragraphs in which such provisions appear.

(2) Included the bracketed language only in Notes for which the Lender has elected the Accelerated Payment Method in accordance with the Eximbank Guarantee Agreement. If not applicable, delete bracketed language here and delete the words "Eximbank Claim Payment Date" from the fifth paragraph because you will not need that defined term.

     In the event that any amount of the principal hereof or accrued interest on this Note is not paid in full when due (whether at stated maturity, by acceleration or otherwise), the Maker shall pay to the Lender on demand interest on such unpaid amount (to the extent permitted by applicable law) for the period from the date such amount was due until such amount shall have been paid in full at an interest rate per annum equal to (x) 1% per annum above the interest rate then applicable under the first paragraph hereof until the end of the then current Interest Period, and (y) thereafter 1% per annum above the Alternate Rate.

         Notwithstanding the fourth paragraph hereof, beginning on the date on which Eximbank shall have made a claim payment to the Lender under the Eximbank Guarantee Agreement ("Eximbank Claim Payment Date"), in the event any amount of principal of or accrued interest on this Note owing to Eximbank is not paid in full when due (whether at stated maturity, by acceleration or otherwise), the Maker shall pay to Eximbank on demand interest on such unpaid amount (to the extent permitted by applicable law) for the period from the date such amount was due until such amount shall have been paid in full, at an interest rate per annum equal to one percent (1%) per annum above the interest rate then applicable under the first paragraph hereof.

     This is one of the Notes referenced in Section 5.06 of the Credit Agreement dated as of____, 1995 (the "Credit Agreement") by and among the Maker, Triton Energy Corporation, the Lender and the Export-Import Bank of the United States. This Note is entitled to the benefits of, and is governed in all respects by, the terms of the Credit Agreement, which Credit Agreement, among other things, contains provisions for the payment of principal and interest (including default interest) hereon without set-off, counterclaim, deduction, withholding on account of taxes levied or imposed under the laws of the Government of the United States, restrictions and conditions of whatever nature, and for acceleration of the maturity hereof upon the happening of certain stated events. The principal amount hereof may be prepaid in accordance with terms of the Credit Agreement. All payments received hereunder shall be applied in accordance with the order of priority set forth in Section 8.02 of the Credit Agreement.

        The Borrower hereby waives demand, diligence, presentment, protest and notice of every kind, and warrants to the holder that all action and approvals required for the execution and delivery hereof as a legal, valid and binding obligation of the undersigned, enforceable in accordance with the terms hereof, have been duly taken and obtained.

     THIS NOTE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK, U.S.A.

      The failure of the holder hereof to exercise any of its rights hereunder in any instance shall not constitute a waiver thereof in that or any other instance.


                              TRITON COLOMBIA, INC.

                              By:
                                                 (Signature)

                              Name:
                                                  (Print)

                              Title:
                                                  (Print)


 Promissory Note:  L (3) - ________ (4)


 Eximbank Guarantee No. APO65758XX - Colombia


















____________________
(3) Insert either "F" (if the Note bears interest at a fixed rate) or "L" (if the Note bears interest at a LIBOR rate)

(4)     Note Number

                                   GUARANTEE


     FOR VALUE RECEIVED, the undersigned, as primary obligor, hereby unconditionally and irrevocably guarantees the full, prompt and complete payment when due (whether at scheduled maturity, by reason of acceleration or otherwise) of the principal of and the interest on the foregoing promissory note, and hereby waives acceptance, diligence, presentment, demand, protest or notice of any kind whatsoever (including notice of default or non-payment), as well as any requirements that the holder exhaust any right or take any action against the maker of the foregoing promissory note, and hereby consents to any extension of time or renewal or other modification thereof. This is a continuing, absolute and unconditional guarantee of payment and not merely of collection. To the extent permitted by applicable law, the undersigned hereby waives all defenses of a surety or guarantor to which it may be entitled by statute or otherwise. The debt obligations of the undersigned hereunder are and will be Senior Indebtedness, as defined in the Indenture.

       This Guarantee is issued pursuant to the terms of the Credit Agreement, and is subject to the terms and is entitled to the benefits thereof.

                                                 TRITON ENERGY CORPORATION


                                                 By:
                                                      (Signature)

                                                 Name:
                                                      (Print)

                                                 Title:
                                                       (Print)

 FORM OF FIXED RATE NOTE                                       A-4 (CA)
                                                               Annex A-2


                             TRITON COLOMBIA, INC.

                              PROMISSORY NOTE(1)

 U.S. $ ____________________                          ______________, 19__


     FOR VALUE RECEIVED, TRITON COLOMBIA, INC. , 6688 North Central Expressway, Suite 1400, Dallas, Texas 75206 ("Maker") by this promissory note ("Note") hereby unconditionally promises to pay to the order of NATIONSBANK, N.A. (CAROLINAS) ("Lender") at 121 W. Trade Street, 21st Floor, NC1-005-21-01, Charlotte, North Carolina 28255-0001, the principal sum of ___________________ Dollars ($_____________) in installments as hereinafter provided and to pay interest on the principal balance hereof from time to time outstanding, as hereinafter provided, at the rate of ______________ percent (____%) per annum.

     The principal hereof shall be paid in _____________ (_____) installments, the first of which shall be in the sum of ____________________ Dollars ($______) and shall be due and payable on ______________ 15, 19__. The remaining installments shall each be in the sum of _______________ Dollars ($___________) and shall be due and payable semi-annually thereafter on January 15 and July 15 of each year (each, a "Payment Date"), provided that, on the last Payment Date, the Maker shall repay in full the principal amount hereof then outstanding.

     Interest on this Note is payable on each Payment Date, beginning on ______________ 15, 19__. Interest will be calculated on the basis of the actual number of days elapsed (including the first day, but excluding the last day) over a year of 360 days.

     In the event that any amount of the principal hereof or accrued interest on this Note is not paid in full when due (whether at stated maturity, by acceleration or otherwise), the Maker shall pay to the Lender on demand interest on such unpaid amount (to the extent permitted by applicable law) for the period from the date such amount was due until such amount shall have been paid in full at an interest rate per annum equal to (x) 1% per annum above the interest rate then applicable under the first paragraph hereof until the end of the then current Interest Period, and (y) thereafter 1% per annum above the Alternate Rate.

____________________
  (1) Do not consolidate or otherwise move around the paragraphs in this Note. Specific provisions of this Note are identified in the Ex-Im Bank Guarantee Agreement by the paragraphs in which such provisions appear.

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         Notwithstanding the fourth paragraph hereof, beginning on the date on which Eximbank shall have made a claim payment to the Lender under the Eximbank Guarantee Agreement, in the event any amount of principal of or accrued interest on this Note owing to Eximbank is not paid in full when due (whether at stated maturity, by acceleration or otherwise), the Maker shall pay to Eximbank on demand interest on such unpaid amount (to the extent permitted by applicable law) for the period from the date such amount was due until such amount shall have been paid in full, at an interest rate per annum equal to one percent (1%) per annum above the interest rate then applicable under the first paragraph hereof.

     This is one of the Notes referenced in Section 5.06 of the Credit Agreement dated as of____, 1995 (the "Credit Agreement") by and among the Maker, Triton Energy Corporation, the Lender and the Export-Import Bank of the United States. This Note is entitled to the benefits of, and is governed in all respects by, the terms of the Credit Agreement, which Credit Agreement, among other things, contains provisions for the payment of principal and interest (including default interest) hereon without set-off, counterclaim, deduction, withholding on account of taxes levied or imposed under the laws of the Government of the United States, restrictions and conditions of whatever nature, and for acceleration of the maturity hereof upon the happening of certain stated events. The principal amount hereof may be prepaid in accordance with the terms of the Credit Agreement. All payments received hereunder shall be applied in accordance with the order of priority set forth in Section 8.02 of the Credit Agreement.

        The Borrower hereby waives demand, diligence, presentment, protest and notice of every kind, and warrants to the holder that all action and approvals required for the execution and delivery hereof as a legal, valid and binding obligation of the undersigned, enforceable in accordance with the terms hereof, have been duly taken and obtained.

     THIS NOTE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK, U.S.A.

      The failure of the holder hereof to exercise any of its rights hereunder in any instance shall not constitute a waiver thereof in that or any other instance.


                              TRITON COLOMBIA, INC.


                              By:
                                                  (Signature)

                              Name:
                                                  (Print)

                              Title:
                                                  (Print)






Promissory Note: F (2) - _____ (3)


 Eximbank Guarantee No. APO65758XX - Colombia





























____________________
(2) Insert either "F" (if the Note bears interest at a fixed rate) or "L" (if the Note bears interest at a LIBOR rate)

(3)     Note Number

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                                   GUARANTEE


     FOR VALUE RECEIVED, the undersigned, as primary obligor, hereby unconditionally and irrevocably guarantees the full, prompt and complete payment when due (whether at scheduled maturity, by reason of acceleration or otherwise) of the principal of and the interest on the foregoing promissory note, and hereby waives acceptance, diligence, presentment, demand, protest or notice of any kind whatsoever (including notice of default or non-payment), as well as any requirements that the holder exhaust any right or take any action against the maker of the foregoing promissory note, and hereby consents to any extension of time or renewal or other modification thereof. This is a continuing, absolute and unconditional guarantee of payment and not merely of collection. To the extent permitted by applicable law, the undersigned hereby waives all defenses of a surety or guarantor to which it may be entitled by statute or otherwise. The debt obligations of the undersigned hereunder are and will be Senior Indebtedness, as defined in the Indenture.

       This Guarantee is issued pursuant to the terms of the Credit Agreement, and is subject to the terms and is entitled to the benefits thereof.


                              TRITON ENERGY CORPORATION


                              By:
                                    (Signature)

                              Name:
                                    (Print)

                              Title:
                                    (Print)